Exhibit 2

$1,500,000,000

REVOLVING CREDIT AGREEMENT

dated as of June 11, 2019,
among

NXP B.V.
and
NXP FUNDING LLC,
as the Borrowers,

The Several Lenders
From Time to Time Parties Hereto,

Barclays Bank PLC,
as Administrative Agent,

and

the Letter of Credit Issuers

____________________

Barclays Bank PLC,

Credit Suisse Loan Funding LLC,

Bank of America, N.A.,

Deutsche Bank Securities Inc.,

Morgan Stanley MUFG Loan Partners, LLC,

Goldman Sachs Lending Partners LLC,

Citibank, N.A.,

SMBC Bank EU AG and

DBS Bank Ltd.,
as Joint Lead Arrangers and Joint Bookrunners

and

Cooperative Rabobank U.A.,

as  Co-Manager

TABLE OF CONTENTS

Page

1.	DEFINITIONS.1
1.1	Defined Terms1
1.2	Other Interpretive Provisions40
1.3	Accounting Terms41
1.4	Rounding41
1.5	Dutch Terms41
1.6	References to Agreements, Laws, Etc.42
1.7	Exchange Rates42
1.8	Liability of Co-Borrower42
1.9	Times of Day42
1.10	Timing of Payment or Performance42
1.11	Certifications42
1.12	Lien Reclassification42
2.	AMOUNT AND TERMS OF CREDIT42
2.1	Commitments42
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings43
2.3	Notice of Borrowing43
2.4	Disbursement of Funds44
2.5	Repayment of Loans; Evidence of Debt45
2.6	Conversions and Continuations45
2.7	Pro Rata Borrowings46
2.8	Interest46
2.9	Interest Periods47
2.10	Increased Costs, Illegality, etc.48
2.11	Compensation51
2.12	Change of Lending Office51
2.13	Notice of Certain Costs52
2.14	Alternative Currencies52
2.15	Incremental Facilities.53
2.16	Defaulting Lenders57
2.17	Alternative Rate of Interest59
3.	LETTERS OF CREDIT60
3.1	Letters of Credit60
3.2	Letter of Credit Requests61
3.3	Letter of Credit Participations62
3.4	Agreement to Repay Letter of Credit Drawings65
3.5	New or Successor Letter of Credit Issuer66
3.6	Issuance By Affiliates67

1i

3.7	Cash Collateral67
4.	FEES; COMMITMENTS68
4.1	Fees68
4.2	Voluntary Reduction of Commitments69
4.3	Mandatory Termination of Commitments70
5.	PAYMENTS70
5.1	Voluntary Prepayments70
5.2	Mandatory Prepayments and Cash Collateral70
5.3	Method and Place of Payment72
5.4	Net Payments72
5.5	Computations of Interest and Fees74
5.6	Limit on Rate of Interest74
5.7	Currency Indemnity.75
6.	CONDITIONS PRECEDENT TO THE CLOSING DATE75
6.1	Credit Documents75
6.2	Legal Opinions76
6.3	Solvency Certificate76
6.4	Closing Certificate76
6.5	Corporate Proceedings of Each Original Credit Party76
6.6	Corporate Documents76
6.7	Representations and Warranties76
6.8	Notice of Borrowing76
6.9	No Default.76
6.10	Fees77
6.11	Financial Statements77
6.12	Patriot Act77
6.13	Refinancing77
6.14	Unsecured Notes Indenture77
7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE78
7.1	No Default; Representations and Warranties78
7.2	Notice of Borrowing; Letter of Credit Request78
8.	REPRESENTATIONS AND WARRANTIES78
8.1	Organization; Powers78
8.2	Authorization79
8.3	Enforceability79
8.4	Governmental Approvals; Other Consents79
8.5	Federal Reserve Regulations79

2ii

8.6	Investment Company Act79
8.7	Financial Statements; No Material Adverse Effect79
8.8	Litigation80
8.9	Taxes80
8.10	No Material Misstatements80
8.11	Compliance With Laws80
8.12	Beneficial Ownership Certification81
8.13	Intellectual Property81
8.14	Environmental Compliance.81
8.15	Solvency81
8.16	Use of Proceeds82
9.	AFFIRMATIVE COVENANTS82
9.1	Financial Statements82
9.2	Compliance Certificate84
9.3	Notices84
9.4	Payment of Taxes85
9.5	Preservation of Exis85
9.6	Compliance with Laws85
9.7	Inspection Rights86
9.8	Use of Proceeds86
9.9	Guarantees by Restricted Subsidiaries86
10.	NEGATIVE COVENANTS88
10.1	Consolidated Interest Coverage Ratio88
10.2	Limitation on Liens88
10.3	Merger and Consolidation by the Company88
10.4	Merger and Consolidations by the Co-Borrower and Guarantors89
10.5	Use of Proceeds90
11.	EVENTS OF DEFAULT90
11.1	Events of Default90
11.2	Application of Funds.92
12.	THE AGENTS93
12.1	Appointment93
12.2	Delegation of Duties93
12.3	Exculpatory Provisions93
12.4	Reliance by Agents94
12.5	Notice of Default94
12.6	Non-Reliance on Agents and Other Lenders94
12.7	Indemnification95
12.8	Agents in their Individual Capacity95
12.9	Successor Agents96

3iii

12.10	Withholding Tax and Deductions96
12.11	Administrative Agent May File Proofs of Claim96
12.12	Agent under Guaranty97
12.13	Right to Enforce Guaranty97
13.	MISCELLANEOUS98
13.1	Representations to the Financial Supervision Act98
13.2	Amendments and Waivers98
13.3	Notices101
13.4	No Waiver; Cumulative Remedies101
13.5	Survival of Representations and Warranties101
13.6	Payment of Expenses and Taxes101
13.7	Successors and Assigns; Participations and Assignments103
13.8	Replacements of Lenders under Certain Circumstances108
13.9	Resignation as Letter of Credit Issuer upon Assignment109
13.10	Assignment to SPCs109
13.11	Adjustments; Set-off110
13.12	Counterparts110
13.13	Severability110
13.14	Integration111
13.15	GOVERNING LAW111
13.16	Submission to Jurisdiction; Waivers111
13.17	Acknowledgments111
13.18	WAIVERS OF JURY TRIAL112
13.19	Confidentiality112
13.20	Payments Set Aside Communications113
13.21	Direct Website Communications113
13.22	USA Patriot Act115
13.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions115
13.24	Certain ERISA Matters116
13.25	No Advisory or Fiduciary Responsibility117

SCHEDULES

Schedule 1.1(a)Commitments

Schedule 1.1(b)Compliance Certificate

Schedule 1.1(c)L/C Fronting Commitment

Schedule 8.8Litigation (except intellectual property litigation)

Schedule 8.12Intellectual Property Litigation against the Company and its Restricted Subsidiaries

Schedule 8.13Environmental Compliance

Schedule 9.1Company’s website

Schedule 13.3Notices

EXHIBITS

Exhibit AAssignment and Acceptance

4iv

Exhibit BNotice of Borrowing

Exhibit CLetter of Credit Request

Exhibit D-1Form of Officer’s Certificate

Exhibit D-2Form of Solvency Certificate

Exhibit EForm of Promissory Note

5v

REVOLVING CREDIT AGREEMENT, dated as of June 11, 2019 (this “Agreement”), among NXP B.V. with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC, a Delaware limited liability company (the “Co-Borrower”), the financial institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS.
Defined Terms

. i) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the Prime Rate, and (c) the rate per annum determined in the manner set forth in clause (b) of the definition of LIBOR Rate plus 1%. Any change in the ABR due to a change in such rate determined by the Administrative Agent or in the Federal Funds Effective Rate or LIBOR Rate shall take effect at the opening of business on the day specified in the announcement of such change. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“ABR Loan” means each Loan bearing interest at a rate determined in reference to ABR.

“Additional Guarantors” means each Wholly-Owned Subsidiary (other than the Original Guarantors) and each Restricted Subsidiary, in each case, which Guarantees the obligations of the Borrowers under this Agreement pursuant to the Guaranty and Section 9.9 of this Agreement.

“Additional Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a).

“Adjusted Total Commitment” means at any time the amount of the Total Commitments less the aggregate amount of the Commitments of all Defaulting Lenders.

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement.

“Administrative Agent’s Office” means the office of the Administrative Agent located at the address set forth in Schedule 13.3, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall have the meaning provided in Section 13.7(b)(ii)(D).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agency Fee Letter” means the letter dated June 11, 2019, between the Administrative Agent and the Company setting out the fees of the Administrative Agent.

“Agent Parties” shall have the meaning provided in Section 13.21(e).

“Agents” means the Joint Lead Arrangers, the Joint Bookrunners, the Co-Manager and the Administrative Agent.

“Aggregate Outstanding Exposure” shall have the meaning provided in Section 5.2(a).

“Agreed Guarantee Principles” means the Agreed Guarantee Principles embody a recognition by all parties that there may be certain legal, commercial and practical difficulties in obtaining effective Guarantees from the Company and each of its Restricted Subsidiaries located in every jurisdiction in which the Company and its Restricted Subsidiaries are located. In particular:

(i)general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar matters may limit the ability of the Company or any of its Restricted Subsidiaries to provide a Guarantee or may require that it be limited as to amount or otherwise, and if so the same shall be limited accordingly provided that the Company or the relevant Restricted Subsidiary, as applicable, shall use reasonable endeavors to overcome such obstacle;

(ii)neither the Company nor any Restricted Subsidiary will be required to give a Guarantee if (or to the extent) it is not within the legal capacity of the Company or such Restricted Subsidiary, as applicable, or if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or regulatory condition or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Restricted Subsidiary; provided that, the Company or such Restricted Subsidiary, as applicable, shall use reasonable endeavors to overcome any such obstacle;

(iii)the giving of a Guarantee will not be required if it would have a material adverse effect (as reasonably determined in good faith by management of the relevant obligor) on the ability of the Company or the relevant Restricted Subsidiary, as applicable, to conduct its operations and business in the ordinary course as otherwise not prohibited by this Agreement; and

(iv)no action will be required to be taken in relation to the Guarantees when any Lender assigns or transfers any of its participation in this Agreement to a new Lender.

“Agreement” shall have the meaning provided in the preamble to this Agreement.

“Alternative Currency” means (a) Euros and (b) any currency which is approved in accordance with Section 2.14.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213§§101 104), the UK Bribery Act, the Patriot Act and any similar laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, or corruption.

“Applicable ABR Margin” and “Applicable LIBOR Margin” means the following percentages per annum set forth below:

	Ratings (S&P/Moody’s/Fitch)	Applicable Margin for LIBO Rate Loans (bps per annum)	Applicable Margin for ABR Loans (bps per annum)
Category 1	BBB+/Baa1/BBB+ or better	100.0	0.0
Category 2	BBB/Baa2/BBB	112.5	12.5
Category 3	BBB-/Baa3/BBB-	125.0	25.0
Category 4	BB+/Ba1/BB+	150.0	50.0
Category 5	BB/Ba2/BB or lower	175.0	75.0

The Applicable Margins will be determined by reference to the public ratings by S&P, Moody’s and Fitch applicable to the Company’s senior unsecured, non-credit-enhanced, long-term indebtedness for borrowed money (the “Unsecured Ratings”).  In the event (i) any of Moody’s, S&P or Fitch shall not have an Unsecured Rating in effect, then (A) if only one rating agency shall not have an Unsecured Rating in effect, the Applicable Margins shall be determined by reference to the remaining two Unsecured Ratings, (B) if two rating agencies shall not have Unsecured Ratings in effect, one of such rating agencies shall be deemed to have an Unsecured Rating in Category 5 and the Applicable Margins shall be determined by reference to such deemed Unsecured Rating and the remaining effective Unsecured Rating and (C) if no rating agency shall have an Unsecured Rating in effect, the Applicable Margins shall be Category 5, (ii) if only two Unsecured Ratings are in effect or deemed to be in effect, and there are split Unsecured Ratings, the Applicable Margins will be based upon the higher Unsecured Rating unless the Unsecured Ratings differ by two or more Categories, in which case the Applicable Margins will be based upon the Category one Category below the Category corresponding to the higher Unsecured Rating and (iii) if all three Unsecured Ratings are in effect, and (A) all three Unsecured Ratings fall in different Categories, the Applicable Margins shall be based upon the Category indicated by the Unsecured Ratings that is neither the highest nor the lowest of the three Unsecured Ratings or (B) two of the three Unsecured Ratings fall in one Category (the “Majority Category”) and the third Unsecured Rating falls in a different Category, the Applicable Margins shall be based upon the Category indicated by the Majority Category.

“Applicable Margins” means the Applicable ABR Margin and the Applicable LIBOR Margin.

“Approved Fund” shall have the meaning provided in Section 13.7(b).

“Arrangers” means the Joint Lead Arrangers, the Joint Bookrunners and the Co-Manager, in each case, listed on the cover page of this Agreement.

“ASC 842” shall have the meaning provided in the definition of “Capitalized Lease Obligations.”

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit A.

“Authorized Officer” means, with respect to any Person (a) the President, the Chief Executive Officer, the Chief Financial Officer, any Managing Director (if authorized to act individually) or several Managing Directors acting jointly (if authorized to jointly represent the Person), the Treasurer, any individual holding a proxy from that Person, or any other senior officer (or two (2) such officers if the Company so elects) of such Person authorized to represent such Person and designated as such in writing to the Administrative Agent by such Person and/or (b) if applicable, any Authorized Officer of such Person’s general partner, member, managing member or similar entity.

“Available Commitment” means an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration (i) to any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent and the Borrowers decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrowers decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)

a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“benefited Lender” shall have the meaning provided in Section 13.11(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to the Company or any Credit Party organized or established under the laws of the Netherlands, its managing board; (b) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower Materials” shall have the meaning provided in Section 13.21(b).

“Borrowers” means collectively the Company and the Co-Borrower.

“Borrowing” means the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) and having, in the case of LIBOR Loans, the same Interest Period; provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom, Amsterdam, The Netherlands, Singapore and New York, New York, U.S.A.; provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means, subject to the last sentence of this definition and Section 1.3, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. The term “Capitalized Lease Obligations” shall

(except for the purposes of calculating the Consolidated Interest Coverage Ratio) not include any obligations with respect to any lease, concession or license of property that would have been considered an operating lease under GAAP prior to the adoption of Accounting Standards Codification 824 or any successor or similar pronouncement with respect to lease accounting (“ASC 842”).

“Cash Collateralize” has the meaning given in Section 5.2(c).

“Cash Equivalents” means:

(a)

securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a member state of the European Union, the United Kingdom, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two (2) years from the date of acquisition;

(b)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one (1) year from the date of acquisition thereof issued by any Lender (or holding company thereof) or by any bank or trust company (i) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500,000,000 (in each case, determined at the time of the acquisition thereof);

(c)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above (determined at the time of the acquisition thereof);

(d)

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which, at the time of the acquisition of such commercial paper, has an equivalent rating in respect of its long-term debt, and in any case maturing within one (1) year after the date of acquisition thereof;

(e)

readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, the United Kingdom, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) at the time of acquisition with maturities of not more than two (2) years from the date of acquisition;

(f)

Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating

Organization) at the time of acquisition with maturities of twelve (12) months or less from the date of acquisition;
(g)

bills of exchange issued in the United States, Canada, a member state of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h)

interests in any investment company, money market or enhanced high yield fund which, at the time of the acquisition of such interests, invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law, rule, regulation or guideline, in each case that implements CRD IV in any jurisdiction, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)

the Borrowers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdings, is or has become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Company (or its successor); provided, however, that a transaction will not be a Change of Control under this clause (a) if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (including the Parent) and (ii)(x) the direct or indirect holders of the Voting Stock of such holding company (including the Parent) immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction no “person” or “group” of related persons (other than a holding company (including the Parent) satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (including the Parent); or

(b)	any Change of Control occurs under and as defined in any Unsecured Note Indenture.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Loans, Incremental Revolving Credit Loans, or Extended Revolving Credit Loans (of the same Extension Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Commitment, an Incremental Commitment or an Extended Revolving Credit Commitment (of the same Extension Series).

“Closing Date” means the date of the satisfaction (or waiver) of the conditions precedent set forth in Section 6 hereof, which date is June 11, 2019.

“Co-Borrower” shall have the meaning given to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment”, (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment and (c) in the case of an Incremental Lender, such Incremental Lender’s Incremental Commitment specified in the applicable Joinder Agreement, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the Commitments on the Closing Date is $1,500,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(b).

“Commitment Fee Rate” means the following percentages per annum set forth below:

	Ratings (S&P/Moody’s/Fitch)	Commitment Fee (bps per annum)
Category 1	BBB+/Baa1/BBB+ or better	12.5
Category 2	BBB/Baa2/BBB	15.0
Category 3	BBB-/Baa3/BBB-	17.5
Category 4	BB+/Ba1/BB+	22.5
Category 5	BB/Ba2/BB or lower	25.0

The Commitment Fee Rate will be determined by reference to the Company’s Unsecured Ratings.  In the event (i) any of Moody’s, S&P or Fitch shall not have an Unsecured Rating in effect, then (A) if only one rating agency shall not have an Unsecured Rating in effect, the Commitment Fee Rate shall be determined by reference to the remaining two Unsecured Ratings, (B) if two rating agencies shall not have Unsecured Ratings in effect, one of such rating agencies shall be deemed to have an Unsecured Rating in Category 5 and the Commitment Fee Rate shall be determined by reference to such deemed Unsecured Rating and the remaining effective Unsecured Rating and (C) if no rating agency shall have an Unsecured Rating in effect, the Commitment Fee Rate shall be Category 5, (ii) if only two Unsecured Ratings are in effect or deemed to be in effect, and there are split Unsecured Ratings Commitment Fee Rate will be based upon the higher Unsecured Rating unless the Unsecured Ratings differ by two or more Categories, in which case the Commitment Fee Rate will be based upon the Category one Category below the Category corresponding to the higher Unsecured Rating and (iii) if all three Unsecured Ratings are in effect, and (A) all three Unsecured Ratings fall in different Categories, the Commitment Fee Rate shall be based upon the Category indicated by the Unsecured Ratings that is neither the highest nor the lowest of the three Unsecured Ratings or (B) the Majority Category and the third

Unsecured Rating fall in a different Category, the Commitment Fee Rate shall be based upon the Category indicated by the Majority Category.

“Commitment Percentage” means at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment by (b) the aggregate amount of the Commitments, provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be its Commitment Percentage as in effect immediately prior to such termination.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Communications” shall have the meaning provided in Section 13.21(a).

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Compliance Certificate” means a certificate in substantially the form set forth in Schedule 1.1(b).

“Confidential Information” shall have the meaning provided in Section 13.19.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Fixed Charges and items (A) through (F) in clause (a) of the definition of “Consolidated Interest Expense”;
(b)	Consolidated Income Taxes;
(c)	consolidated depreciation expense;
(d)	consolidated amortization or impairment expense;
(e)

any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness not prohibited by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions), in each case, as determined in good faith by an Officer of the Company;

(f)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period; and
(g)

other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated

Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), or a reduced accrual or reserve for cash charges in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) fiscal quarters ending on such date to (b) Consolidated Interest Expense (other than with respect to Consolidated Interest Expense of the type referred to in clause (a)(ii) thereof) for such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iii) the interest component of Capitalized Lease Obligations, and (iv) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) accretion or accrual of discounted liabilities other than Indebtedness, (B) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (C) any additional interest pursuant to a registration rights agreement with respect to any securities, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (E) any expensing of arrangement, commitment or up front and other financing fees, original issue discount and redemption or prepayment premiums and (F) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(c)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)

subject to the limitations contained in clause (b) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company;

(b)

any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(c)

any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (as determined in good faith by the Company) or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the Transactions;

(d)	the cumulative effect of a change in accounting principles;
(e)

any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(f)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)

any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(h)

any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i)

any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(j)

any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions or the disentanglement, any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(k)	any goodwill or other intangible asset impairment charge, amortization or write-off;
(l)

(i) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (ii) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(m)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on Holding’s most recent consolidated balance sheet, prepared in accordance with GAAP, less all current liabilities as shown on such balance sheet, and intangible assets

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)	to advance or supply funds:
(i)	for the purchase or payment of any such primary obligation; or
(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(c)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“CRD IV” means (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing directives 2006/48/EC and 2006/49/EC.

“Credit Documents” means this Agreement, the Guaranty (including any supplement thereto), each Letter of Credit and any promissory notes issued by any Borrower hereunder.

“Credit Event” means and includes the making (but not the conversion or continuation) of a Loan, the issuance of a Letter of Credit or the amendment of a Letter of Credit (that has the effect of increasing the face amount or extending the maturity of such Letter of Credit).

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Credit Party” means each Borrower and each Guarantor.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of any Person incorporated or otherwise organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Designated Preference Shares” means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof.

“Disqualified Lender” means (a) any bank, financial institution or other institutional lender or investor that has been separately identified in writing by the Company to the Joint Lead Arrangers prior to the Closing Date or, if after such date, that are reasonably acceptable to the Joint Lead Arrangers holding (or which are affiliated with the Joint Lead Arrangers holding) a majority of the aggregate amount of outstanding financing commitments in respect of the Revolving Credit Facility on the Closing Date, (b) those persons who are competitors of Holdings, any Borrower or their respective Subsidiaries that are separately identified in writing by the Company to the Administrative Agent (or, if prior to the Closing Date, the Joint Lead Arrangers) from time to time, and (c) in the case of each of clauses (a) and (b) above, any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide debt fund) that are either (i) identified in writing by any Borrower from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name; provided that no such updates to the list shall be deemed to retroactively disqualify any Person that has previously acquired an assignment or participation interest in the Commitments and/or Loans with respect to such previously acquired interest, but no additional assignments or participation interests shall be permitted to be made or sold to such Person added to the list.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or
(c)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the Latest Maturity Date; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change in control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock.

“Dutch law” means the law directly applicable in The Netherlands and the “laws of the Netherlands” shall be construed accordingly.

“Early Opt-in Election” means the occurrence of:

(1)

(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.17 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)

(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Law” means any applicable United States Federal, state, foreign or local statute, Law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials), or hazardous materials.

“Equity Offering” means (a) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (b) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” means the lawful currency of Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Rate” means (a) for the purposes of Section 10.2, the spot rate for the purchase of the Euro with the applicable currency other than Euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination, or (b) for the purposes of determining the US Dollar Equivalent of the Stated Amount of any Letter of Credit as of any Revaluation Date or on any date for the purposes of any redenomination pursuant to Section 2.10(b), the rate at which such currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m. on such day on the Reuters world currency page for such currency; in the event that such rate does not appear on any Reuters world currency page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. on such date for the purchase of US Dollars for delivery two (2) Business Days later.

“Excluded Taxes” means, with respect to any Agent, any Lender or (subject to Section 13.7(c)(ii)) any Participant (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on such Agent, such Lender or such Participant, in each case imposed on such Agent, such Lender or such Participant as a result of such Agent, such Lender or such Participant doing business in the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or having been a party to (or participating in) or having enforced this Agreement or any other Credit Document), (ii) any Taxes imposed on such Lender (including a Lender not party to this Agreement at the Closing Date) to the extent attributable to such Lender’s failure to comply with Section 5.4(d) and (iii) any Taxes imposed on such Agent, such Lender or such Participant as a result of the gross negligence or willful misconduct of any Agent or Lender; (b) in the case of a Lender not party to this Agreement at the Closing Date, any withholding tax that is imposed on amounts payable to such Lender by a Relevant Taxing Jurisdiction under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b)) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.11(a) or that such Lender acquired pursuant to Section 13.8 (it being understood and agreed, that any withholding tax imposed on a Lender or (subject to Section 13.7(c)(ii)) in respect of a Participant as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquired its participation shall not be an Excluded Tax); and (c) any withholding Taxes imposed under FATCA.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(f)(i).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.15(f)(i).

“Existing Revolving Credit Facility” means the Revolving Credit Agreement, dated as of December 7, 2015 (as amended, restated, supplemented or otherwise modified from time to time) by and among, the Company, the Co-Borrower, the financial institutions from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(f)(i).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(f)(i).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(f)(i).

“Extended Revolving Loan Maturity Date” means the date on which any tranche of Extended Revolving Credit Loans matures.

“Extending Lender” shall have the meaning provided in Section 2.15(g).

“Extension Amendment” shall have the meaning provided in Section 2.15(f)(ii).

“Extension Election” shall have the meaning provided in Section 2.15(g).

“Extension Series” means all Extended Revolving Credit Commitments (and the related Loans) that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins and extension fees.

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fees” means all amounts payable pursuant to, or referred to in, Section 4.1.

“Fitch” means Fitch Ratings or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)	Consolidated Interest Expense of such Person for such period;
(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“FMSA” means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Letter of Credit Issuer, such Defaulting Lender’s pro rata share of the outstanding Letter of Credit Exposure with respect to Letters of Credit issued by such Letter of Credit Issuer other than Letter Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“FSHCO” means any Subsidiary that owns no material assets (directly or through one or more entities treated as flow-through entities for U.S. federal income tax purposes) other than equity interests (or equity interests and Indebtedness) of one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP. At any time after the Closing Date, the Company may elect to establish that GAAP (or any provision of GAAP) shall mean the GAAP (or such provision of GAAP, as applicable) as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. The Company shall give notice of either such election to the Administrative Agent for distribution to the Lenders. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Company to make an election pursuant to the previous sentence; provided, further, that any such election, once made, shall be irrevocable; provided, further, that the Company may only make an election to apply IFRS if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to this Agreement, in IFRS. The Company shall give notice of any election made in accordance with this definition to the Administrative Agent.

“Governmental Authority” means any nation, sovereign, government or supra-national body, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Original Guarantors and each Additional Guarantor that Guarantees the Obligations under this Agreement pursuant to the Guaranty.

“Guaranty” means the Guaranty, dated as of the date of this Agreement, between the Administrative Agent and the Original Guarantors.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreement” means an Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holdings” means NXP Semiconductors N.V.

“Immaterial Subsidiary” means any Restricted Subsidiary that has Total Assets and Consolidated EBITDA (in each case calculated on a basis consistent with the calculation of Total Assets and Consolidated EBITDA, but with respect to such Restricted Subsidiary rather than the Company) of less than 5.0% of the Company’s Total Assets and Consolidated EBITDA measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four (4) quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four (4) quarter period, as applicable, and on or prior to the date of acquisition of such subsidiary; provided, that if on the Closing Date any Senior Unsecured Notes are guaranteed by one or more Immaterial Subsidiaries that have Consolidated EBITDA that, in aggregate, exceeds the Consolidated EBITDA of those Restricted Subsidiaries that are required to guarantee this Agreement pursuant to Section 9.9(a) by more than 5% (such excess over 5%, the “Percentage Differential”), then the Company shall, within sixty (60) days of the Closing Date, designate in writing to the Administrative Agent one or more Restricted Subsidiaries that would otherwise be Immaterial Subsidiaries as not being Immaterial Subsidiaries such that the Percentage Differential is no longer applicable.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Increased Amount Date” shall have the meaning provided in Section 2.15(a).

“Incremental Commitments” shall have the meaning provided in Section 2.15(a).

“Incremental Lender” shall have the meaning provided in Section 2.15(a)(iv).

“Incremental Revolving Credit Loan” means each Loan made available under an Incremental Commitment.

“Incremental Revolving Credit Loan Maturity Date” means the date on which the Incremental Revolving Credit Loans mature.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within thirty (30) days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one (1) year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such Person;
(f)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Persons;

(h)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and
(i)

to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, any concession or license of property (or Guarantee thereof) that is not a Capitalized Lease Obligation, any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding and, in the case of letters of credit, bankers’ acceptances and similar instruments, reimbursement obligations outstanding (to the extent such obligations constitute Indebtedness under clause (c) above). The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or

Guarantees or Indebtedness specified in clause (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;
(ii)

in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within thirty (30) days thereafter; or

(iii)

any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Person” shall have the meaning provided in Section 13.6(b).

“indemnified liabilities” shall have the meaning provided in Section 13.6(b).

“Indemnified Taxes” means all Taxes (other than Excluded Taxes) and Other Taxes.

“Information” shall have the meaning provided in Section 8.10.

“Initial Revolving Credit Commitments” means the Commitments of the Lenders made available on the Closing Date.

“Interest Period” means, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Interpolated Rate” means, in relation to the LIBOR Rate, as applicable, for any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBOR Rate for the longest period (for which that LIBOR Rate is available) which is less than the Interest Period; and
(b)	the applicable LIBOR Rate for the shortest period (for which that LIBOR Rate is available) which exceeds the Interest Period,

each as of approximately 11:00 A.M. (London, time) on the date that is two Business Days prior to the commencement of such Interest Period.

“Joinder Agreement” shall have the meaning provided in Section 2.15(a)(v).

“Limited Condition Acquisition” means any acquisition, including, without limitation by way of merger, amalgamation or consolidation, which Holdings, the Company or one or more of its Restricted Subsidiaries has contractually committed to consummate, the terms of which do not condition Holdings’, the Company's or such Restricted Subsidiary’s, as applicable, obligation to close such acquisition on the availability of, or on obtaining, third-party financing.

“Latest Maturity Date” means at any date of determination, the latest Maturity Date applicable to any Credit Exposure hereunder at such time, including the latest maturity date of any Extended Revolving Credit Loan, as extended in accordance with this Agreement from time to time.

“Law” includes common or customary law, principles of equity and any constitution, code of practice, decree, judgment, decision, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply) of any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage pursuant to Section 3.3(d). All L/C Advances shall be denominated in the currency in which the relevant Letter of Credit is (or was) denominated.

“L/C Borrowing” means any extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date when due or refinanced as a Loan.

“L/C Fronting Commitment” means, with respect to each Letter of Credit Issuer, the amount set forth opposite such Letter of Credit Issuer’s name on Schedule 1.1(c) as such Letter of Credit Issuer’s “L/C Fronting Commitment”.

“L/C Maturity Date” means the date that is five (5) Business Days prior to the Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” means $200,000,000.

“Lender” shall have the meaning given to such term in the preamble to this Agreement (and shall include in any event any Incremental Lender and, unless the context requires otherwise, each Letter of Credit Issuer).

“Lender Default” means (a) the failure (which has not been cured as of the date that is two (2) Business Days after the date on which such failure occurred) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3, unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which notice shall specifically identify such failed condition and any related default) (b) a Lender having notified the Administrative Agent in writing and/or the Company that it does not intend to comply with the obligations to fund its portion of any Borrowing or fund its portion of any reimbursement payment under Section 3.3, provided that a Lender Default shall not have occurred solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender or Person controlling such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person controlling such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person controlling such Lender, (c) a Lender that has failed, within two (2) Business Days after request by the Administrative Agent or any Borrower, to confirm in writing from an authorized officer of such Lender to the Administrative Agent and the Company that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company if such Defaulting Lender is financially able to, and will, meet such obligations hereunder), or (d) a Lender that has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender pursuant to this definition shall be conclusive and binding absent manifest error.

“Letter of Credit” has the meaning given in Section 3.1(a).

“Letter of Credit Exposure” means, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) an L/C Advance to the Letter of Credit Issuer pursuant to Section 3.3(c) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Issuer” means Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Bank of America, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., Goldman Sachs Lending Partners LLC, Citibank, N.A., and DBS Bank Ltd., and any Letter of Credit Issuer that agrees to act in such capacity and is appointed pursuant to Section 3.5. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one “Letter of Credit Issuer” at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” means, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“LIBO Rate” shall have the meaning provided in the definition of “LIBOR Rate.”

“LIBOR Loan” means any Loan bearing interest at the rate provided in Section 2.8(b).

“LIBOR Rate” means,

(a) for any Interest Period as to any LIBOR Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the LIBOR Rate will be deemed to be zero.

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the LIBO Rate, at or about 11:00 a.m., London time determined on such date for US Dollar deposits with a term of one month commencing that day

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” means any ABR Loan or LIBOR Loan made by any Lender hereunder (and shall include in any event any Incremental Revolving Credit Loans and any Extended Revolving Credit Loans).

“Majority Category” shall have the meaning provided in the definition of “Applicable ABR Margin” and “Applicable LIBOR Margin.”

“Material Adverse Effect” means a material adverse effect on (i) the consolidated business, assets or financial condition of the Company and its Subsidiaries taken as a whole, such that the Company and its Subsidiaries, taken as a whole, would be reasonably likely to be unable to perform their payment obligations under this Agreement or (ii) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Maturity Date” means the Revolving Credit Facility Maturity Date, the Incremental Revolving Credit Loan Maturity Date or the Extended Revolving Loan Maturity Date, as applicable.

“Minimum Borrowing Amount” means (a) with respect to a Borrowing of LIBOR Loans, $1,000,000, (b) with respect to a Borrowing of ABR Loans, $1,000,000 and (c) with respect to a Borrowing where the Company is the Borrower, the US Dollar equivalent of €100,000.

“Minimum Collateral Amount” means, (A) with respect to Section 3.7(a)(i) and Section 3.7(a)(ii), the amount not greater than the Stated Amount of Letters of Credit Outstanding and (B) with respect to Section 3.7(a)(iii), the amount not greater than the Fronting Exposure.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“New Revolving Credit Loan Commitment” shall have the meaning provided in Section 2.15(a).

“New Revolving Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Revolving Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Consenting Lender” shall have the meaning provided in Section 13.8(b).

“Non-Defaulting Lender” means and includes each Lender other than any Defaulting Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrowers arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall have the meaning provided in the definition of “Sanctions”.

“Officer” means, with respect to any Person, (a) the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director (or any two Managing Directors if elected by such Credit Party) or the Secretary (i) of such Person (or such Person’s general partner) or (ii) if such Person is owned or managed by an entity, of such entity; or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person (or such Person’s general partner) (or, if such Person is owned or managed by an entity, of such entity).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one (1) Officer (or two Officers, if elected by such Person) of such Person.

“Original Credit Parties” means the Company, the Co-Borrower and the Original Guarantors.

“Original Guarantors” means each of NXP Semiconductors N.V. and NXP USA, Inc.

“Other Taxes” means any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document, other than any such taxes that arise from the assignment or participation of any rights or obligations under this Agreement in accordance with Section 13.7.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Closing Date.

“Participant” shall have the meaning provided in Section 13.7(c)(i).

“Participant Register” shall have the meaning provided in Section 13.7(c)(ii).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 13.22.

“Permitted Liens” means, with respect to any Person:

(a)

Liens on assets or property of a Restricted Subsidiary that is not any of the Borrowers or a Guarantor securing Indebtedness of any Restricted Subsidiary that is not any of the Borrowers or a Guarantor;

(b)

pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)

Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than sixty (60) days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)

Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(f)

encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(g)	Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations;
(h)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(i)

Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)

Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided, that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise not prohibited to be Incurred under this Agreement and (ii) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(k)

Liens arising (a) by virtue of any statutory or common law provisions relating to banker’s Liens, (b) pursuant to the general conditions used by, or agreement or arrangement with, a bank operating in the Netherlands in the ordinary course of business, or (c) rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(l)

Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(m)	Liens existing on the Closing Date;
(n)

Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(o)

Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(p)

Liens securing Indebtedness Incurred to refinance, refund, replace, exchange, renew, repay or extend Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(q)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
(r)

(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(s)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(t)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u)

Liens on cash accounts securing Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business, (iii) owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries and (iv) incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s-length commercial terms on a recourse basis

(v)

Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)

Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling or cash management arrangements;

(x)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(y)	Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €50,000,000 at any one time outstanding;
(z)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(aa)	any security granted over the marketable securities portfolio described in clause (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party; and
(bb)

other Liens (including successive extensions, renewals, alterations or replacements thereof) not excepted by the other clauses of this definition; provided that after giving effect thereto the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries secured by such Liens does not exceed the greater of (A) $1,250,000,000 and (B) 15% of Consolidated Net Tangible Assets, in each case, after giving effect to such Incurrence and the application of the proceeds therefrom.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Philips” means Koninklijke Philips Electronics N.V.

“Platform” shall have the meaning provided in Section 13.21(b).

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Principal Property” means the intellectual property, property, plant and equipment owned by the Company or any Restricted Subsidiary; provided that the book value of such property is an amount greater than 1.00% of Consolidated Net Tangible Assets.

“Process Agent” shall have the meaning provided in Section 13.16(c).

“Public Lender” shall have the meaning provided in Section 13.21(b).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Register” shall have the meaning provided in Section 13.7(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning given in Section 3.4.

“Related Parties” means, with respect to any specified Person, such Person’s controlled Affiliates and the directors, officers, employees, agents, trustees, advisors, members of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and any successors of each of the foregoing.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Taxing Jurisdiction” means any jurisdiction in which the Borrowers are organized or otherwise considered to be a resident for tax purposes at the time such Lender becomes a party to this Agreement, or any political subdivision or Governmental Authority thereof or therein having the power to tax.

“Required Lenders” means, at any date, (a) until the Total Commitments are reduced to zero, Non-Defaulting Lenders holding more than 50% of the sum of (i) the aggregate principal amount of Loans outstanding and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) and (ii) the Adjusted Total Commitment, in each case, as at such date, or (b) if the Total Commitments have been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date (with the aggregate US Dollar Equivalent of each Lender’s risk participation and funded participation in L/C Borrowings being deemed “held” by such Lender for the purposes of the definition).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” means:

(a)

when used with respect to the Administrative Agent, any officer within the Loan Operations Group (or any successor group of the Administrative Agent) or any other officer of the Administrative Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject; or

(b)	when used with respect to any Credit Party or any of its Subsidiaries, any Authorized Officer of such Person.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) each date of an amendment, extension or renewal of any Letter of Credit having the effect of increasing the amount thereof, (b) each date of any payment or disbursement by a Letter of Credit Issuer under any Letter of Credit and (c) each date necessary for purposes of calculating amounts payable hereunder on any particular date; provided that, if as of the first Business Day of any calendar month there shall not have occurred a Revaluation Date pursuant to the foregoing clauses (a) through (c), then such first Business Day shall be a Revaluation Date.

“Revolving Credit Facility Maturity Date” June 11, 2024, or, if such date is not a Business Day, the immediately preceding Business Day.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Person described in the foregoing clauses (a) and (b).

“Sanctions” means any economic sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Section 2.15 Additional Amendment” shall have the meaning provided in Section 2.15(h).

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Unsecured Notes” means the senior unsecured notes issued by the Company pursuant to each Unsecured Notes Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(a)

the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b)

the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(c)

the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.15(f)(i).

“Specified Representations” means the representations and warranties made by the Borrowers set forth in Section 8.1(a) and Section 8.1(b) (as related to the borrowing under, guaranteeing under, and performance of, the Credit Documents), Sections 8.2(a) and 8.2(b)(ii) (only in respect of the certificate or articles of incorporation or other constitutive documents or by-laws of any Credit Party and as related to the borrowing under, guaranteeing under, and performance of, the Credit Documents), and Sections 8.3 (on the Closing Date only and after giving effect to the Transactions) 8.5 and 8.6.

“SSMC” means Systems on Silicon Manufacturing Company Pte or any successor entity or business thereto.

“Stated Amount” of any Letter of Credit means the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the seventh anniversary of this Agreement (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);

(b)	does not require, prior to the seventh anniversary of this Agreement, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;
(c)

contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the seventh anniversary of this Agreement;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and
(e)

pursuant to its terms is fully subordinated and junior in right of payment to this Agreement and the Senior Unsecured Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(a)

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)	any partnership, joint venture, limited liability company or similar entity of which:
(i)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” shall have the meaning provided in Section 10.3(a)(i).

“Tax Credit” means any credit against any Taxes or any relief or remission for Taxes (or their repayment).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any Governmental Authority.

“Termination Date” means the date on which the Commitments shall have terminated, no Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“The Netherlands” and “the Netherlands” means the European part of the Kingdom of The Netherlands (Koninkrijk der Nederlanden).

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person;

“Total Commitments” means the sum of the Commitments of all the Lenders.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Company or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, the extension of credit under and the other transactions contemplated by this Agreement and the consummation of any other transactions in connection with the foregoing and the payment of fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Transferee” shall have the meaning provided in Section 13.7(e).

“Type” means, in relation to any Loan, its nature as an ABR Loan or  a LIBOR Loan.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unpaid Drawing” shall have the meaning provided in Section 3.4.

“Unrestricted Subsidiary” means SSMC and:

(a)

any Subsidiary of the Company (other than the Co-Borrower) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors or an Authorized Officer of the Company in the manner provided below); and

(b)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors or any Authorized Officer of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or investment therein) to be an Unrestricted Subsidiary only if such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not (i) a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary or (ii) another Unrestricted Subsidiary or Subsidiary thereof.

Any such designation shall be evidenced by giving notice to the Administrative Agent with (1) a copy of a resolution of the Board of Directors or certificate of the applicable Authorized Officer of the Company giving effect to such designation and (2) an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors or any Authorized Officer of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default would result therefrom.

“Unsecured Notes Indenture” means the (i) indenture related to the issuance of Senior Unsecured Notes entered into on June 9, 2015, between the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (ii)  indenture related to the issuance of Senior Unsecured Notes entered into on May 23, 2016, between the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (iii) indenture related to the issuance of Senior Unsecured Notes entered into on August 11, 2016, between the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and (iv) indenture related to the issuance of Senior Unsecured Notes entered into on December 6, 2018, between the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

“Unsecured Ratings” shall have the meaning provided in the definition of “Applicable ABR Margin” and “Applicable LIBOR Margin.”

“US Dollar Equivalent” means, on any date of determination, with respect to any amount denominated in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate.

“US Dollars”, “Dollars” and “$” means the lawful currency of the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Other Interpretive Provisions

. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)

The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)	Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)	The term “including” is by way of example and not limitation.
(e)

The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)	Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)	Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(i)	Any reference to a “Managing Director” of the Company or any other Person organized or established under the laws of the Netherlands means a managing director (bestuurder).
(j)

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Accounting Terms

. Except as provided herein, all accounting terms shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

Rounding

. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this

Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Dutch Terms

. In this Agreement, where it relates to a Dutch Credit Party or the context so requires, a reference to:

(a)	an “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(b)	a “moratorium” includes surseance van betaling and “a moratorium is declared” includes surseance verleend;
(c)	an “administrator” includes a bewindvoerder; and
(d)	a “receiver” or an “administrative receiver” includes a curator or bewindvoerder.
References to Agreements, Laws, Etc.

Unless otherwise provided herein or in the case of the other Credit Documents, in such Credit Document, (a) references to organizational and constitutive documents, agreements (including this Agreement and each of the other Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Exchange Rates

. For purposes of determining compliance with Section 10.2, with respect to any Lien securing an amount of Indebtedness whether denominated in Dollars or another currency (other than Euros), compliance will be determined at the time of Incurrence or advancing thereof using the Euro equivalent thereof at the Exchange Rate in effect at the time of such Incurrence or advancement.

Liability of Co-Borrower

. The Co-Borrower shall be jointly and severally liable for all of the obligations and liabilities of the Company under this Agreement and the other Credit Documents; provided that the obligations of the Co-Borrower under this Agreement and the other Credit Documents shall be limited to an aggregate amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

Times of Day

. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Timing of Payment or Performance

. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Certifications

. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

Lien Reclassification

. In the event that any Lien meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 10.2 then, such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.

2.	AMOUNT AND TERMS OF CREDIT
Commitments

. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a Loan or Loans denominated in US Dollars to the Borrowers which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (ii) may, at the option of the relevant Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (iv) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Credit Exposures at such time exceeding the Total Commitment then in effect.

(b)

Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). In the event that any Loan is made by any domestic or foreign branch or Affiliate of a Lender on behalf of such Lender as contemplated by this clause (b) all of the provisions of this Agreement applicable to Lenders shall apply to and be enforceable by any such domestic or foreign branch or Affiliate.

Minimum Amount of Each Borrowing; Maximum Number of Borrowings

. The aggregate principal amount of each Borrowing shall be in a multiple of, in the case of LIBOR Loans, $1,000,000 or, in the case of ABR Loans, $1,000,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto. Subject to Section 2.9, more than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 6 Borrowings of Loans under this Agreement.

Notice of Borrowing

. (a) To request the borrowing of any Loans (other than borrowings to repay Unpaid Drawings), the relevant Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice, (i) prior to 10:00 a.m. on at least the third Business Day prior to the date of each Borrowing of LIBOR Loans and (ii) prior to 12:00 Noon on at least the second Business Day prior to the date of each Borrowing of ABR Loans (or, in each case, such later date or time as may be agreed to by the Administrative Agent). Each such notice (a “Notice of Borrowing”), except as otherwise provided in Section 2.9, shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Loans, and, if LIBOR Loans, the Interest Period to be initially applicable thereto. If a Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the Loan so required shall be an ABR Loan. If a Borrower fails to specify an Interest Period of any LIBOR Loan in a Notice of Borrowing, then the Loan so requested shall have an initial Interest Period of one (1) month. Upon receipt of a Notice of Borrowing, the Administrative Agent shall confirm there are sufficient Available Commitments, and the Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing. Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4.

(b)	Any Notice of Borrowing delivered in writing to the Administrative Agent shall be in substantially the form set forth in Exhibit B or such other form reasonably acceptable to the Administrative Agent.
Disbursement of Funds

. (a) No later than 11:00 a.m. on the date specified in each Notice of Borrowing, each Lender will make available, by initiating a wire transfer of immediately available funds, its pro rata portion, if any, of each Borrowing requested to be made on such date and in the manner provided below.

(b)

Unless otherwise agreed by the Company and the Administrative Agent in writing, each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing for its applicable Commitments in immediately available funds in US Dollars to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrowers, by depositing to an account designated by the Company to the Administrative Agent, the aggregate of the amounts so made available in US Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practice on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the relevant Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.

(c)

Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that the obligations of each Lender hereunder are several and no Lender shall be responsible for the failure of any other Lender to fulfill its obligations hereunder).

Repayment of Loans; Evidence of Debt

. (a) Each Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Loans made to such Borrower.

(b)

The Borrowers shall, jointly and severally, repay to the Administrative Agent, for the benefit of the Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans.

(c)

In the event that any Incremental Revolving Credit Loans are made, such Incremental Revolving Credit Loans shall, subject to Section 2.15(d), be repaid by the Borrower in the amounts (each, a “New Revolving Loan Repayment Amount”) and on the dates (each a “New Revolving Loan Repayment Date”) set forth in the applicable Joinder Agreement.

(d)

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)

The Administrative Agent shall maintain the Register pursuant to Section 13.7(b), in which Register shall be recorded (i) the amount of each Loan made hereunder, the relevant Borrower of such Loan, the Type of each Loan made, the Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the relevant Borrower and each Lender’s share thereof.

(f)

The entries made in the Register and accounts maintained pursuant to clause (d) of this Section 2.5 (to the extent not inconsistent with those in clause (e) of this Section 2.5) and (e) of this Section 2.5 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of a Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

Conversions and Continuations

. (a) The Company shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Loans made of one Type into a Borrowing or Borrowings of another Type and shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, and (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation. Each such conversion or continuation shall be effected by the Company by giving the Administrative Agent at the Administrative Agent’s Office prior to 10:00 a.m., New York City time, at least two (2) Business Days’ (or one (1) Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans or are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)

If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, a Borrower has failed to specify a new Interest Period to be applicable thereto as provided in clause (a) of this Section 2.6, such Borrower shall be deemed to have specified an Interest Period of one (1) month, effective as of the expiration date of such current Interest Period. If a Borrower requests the conversion to, or continuation of, a LIBOR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

Pro Rata Borrowings

. The borrowing of Loans under this Agreement and each borrowing outstanding from time to time hereunder shall be made or maintained, as applicable, by the Lenders pro rata on the basis of their then-applicable Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

Interest

. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the aggregate of the Applicable ABR Margin plus the ABR in effect from time to time.

(b)	The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the aggregate of the Applicable LIBOR Margin in effect from time to time and the relevant LIBO Rate.
(c)

If all or a portion of (i) the principal amount of any Loan (ii) the principal amount of any Unpaid Drawing or (iii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal on any Loan or Unpaid Drawing, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) or (b), as applicable, plus 2%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)

Interest on each Loan shall accrue from and including the date of the borrowing thereof to but excluding the date of any repayment thereof and shall be payable (i) on in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three-month intervals after the first day of such Interest Period, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)	All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)

The Administrative Agent, upon determining the interest rate for any Borrowing of Loans, shall promptly notify the Company and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

Interest Periods

. At the time the Company gives a Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. New York City time, at least three (3) Business Days prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Company shall have the right to elect by giving the Administrative Agent written notice of the Interest Period applicable to a Borrowing, which Interest Period shall, at the option of the Company, be a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion or Continuation and ending one (1), two (2), three (3) or six (6) (or if agreed by all relevant Lenders, twelve (12)) months thereafter, or such shorter period as the Borrowers may elect in the applicable notice; provided that, the initial Interest Period may be for a period less than one (1) month if agreed upon by the Company and the Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 2.9:

(a)

the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)

if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest

Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)

if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d)	the Borrowers shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date; and
(e)

after giving effect to all the initial borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 25 Interest Periods in effect with respect to LIBOR Loans.

Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)

on any date for determining the LIBO Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in US Dollars in the London interbank market for a period equivalent to the relevant Interest Period or (y) by reason of any changes arising on or after the Closing Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii)

the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(iii)

at any time, that the making or continuance of any LIBOR Loan or its Commitment hereunder has become unlawful by compliance by such Lender in good faith with any Law, governmental rule, regulation, guideline or order (or would conflict with any such Law, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the London interbank market;

(such Loans, “Impacted Loans”), then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (a)(i) or (a)(ii) of this Section 2.10) shall within a reasonable time thereafter give written notice to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (a)(i) of this Section 2.10, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), (y) any Notice of Conversion or Continuation that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Borrowing of LIBOR Loans shall be ineffective, and such Borrowing shall be continued as an ABR Loan Borrowing, and (z) any Borrowing request for LIBOR Loans of such Class shall be treated as a request for a Borrowing of ABR Loans.

If, at any time, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (i) of this Section 2.10 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (i) of this Section 2.10 have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as the Administrative Agent may determine to be appropriate (but such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 13.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days following the date on which a copy of such amendment shall have been provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment.  Further, notwithstanding the foregoing, if any alternate reference rate established pursuant to this paragraph without giving effect to the Applicable Margin or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) would otherwise be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

(b)

At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the relevant Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan has been requested pursuant to the Notice of Borrowing or a Notice of Conversion or Continuation but has not been made, converted or continued (as applicable), cancel said Borrowing, conversion or continuation (as applicable) by giving the Administrative Agent written notice thereof on the same date that the Company was notified by a Lender pursuant to Section 2.10(a)(ii) or Section 2.10(a)(iii); or (ii) if the affected LIBOR Loan is then outstanding (x) upon at least three (3) Business Days’ notice to the Administrative Agent (if such Lender may lawfully continue to maintain such LIBOR Loans to such day or as promptly as practicable, if such Lender may not lawfully continue to maintain such LIBOR Loans), require the affected Lender to convert each such LIBOR Loan into an ABR Loan if such conversion would overcome the illegality, (y) prepay the affected LIBOR Loans on the last day of the Interest Period applicable thereto, if such Lender may lawfully continue to maintain such LIBOR Loan to such date, or as promptly as practicable, if such Lender may not lawfully continue to maintain such LIBOR Loan, or (z) cause any affected Lender to assign the affected LIBOR Loans to another Lender or to another bank or institution willing to accept such assignment (which assignment shall be subject to and in compliance with Section 13.7) to the extent any such affected Lender may lawfully continue to maintain the relevant LIBOR Loans until such time as such assignment becomes effective in accordance with the terms hereof. Upon any such conversion or prepayment, the Borrowers shall also pay accrued interest on the amount so converted or prepaid all amounts due, if any, in connection with such prepayment or conversion under Section 2.11. The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any assignment pursuant to sub-clause (z). If more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)

If, after the Closing Date, any Change in Law, has or would have the effect of reducing the rate of return on such Lender’s (which for the purposes of this Section 2.10(c) shall include any Letter of Credit Issuer) or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent or its Affiliates for such reduction; it being understood and agreed, however, that (i) a Lender shall not be entitled to compensation for such reduction except to the extent resulting from such Change in Law and (ii) a Lender shall not be entitled to such compensation to the extent such Lender is not generally imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Company) under syndicated credit facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice; provided, that a Lender shall not submit a claim for compensation under this Section 2.10(c) unless it shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling such Lender to make such claims. Failure or delay on the part of any Lender  to demand compensation pursuant to this Section 2.10(c) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.10(c) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)	It is understood that this Section 2.10 shall not apply to Excluded Taxes and shall apply without duplication to Section 5.4.
Compensation

. If (a) any payment of principal of any LIBOR Loan is made by a Borrower to or for the account of a Lender, or is converted or continued, other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.6, 2.10, 5.1, 5.2 or 13.8 (other than a payment to a Defaulting Lender), as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of

LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement or as provided in any notice of prepayment, (d) any LIBOR Loan is not continued as a LIBOR Loan, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or Section 5.2 or as otherwise provided in any notice of prepayment, the Borrowers shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each LIBOR Loan made by it by a matching deposit or other borrowing of US Dollars in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

Change of Lending Office

. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), Section 2.10(a)(iii), Section  2.10(b), Section  3.5 or Section  5.4 with respect to such Lender, it will, if requested by the Company, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its branches or Affiliates; provided that such designation or assignment is made on such terms that would eliminate or reduce amounts payable pursuant to Section 2.10(a)(ii), Section  2.10(a)(iii), Section  2.10(b), Section  3.5 or Section  5.4, as the case may be, and that, in such Lender’s good faith judgment, will not subject such Lender and its lending office suffer to economic (including becoming subject to any unreimbursed cost or expense) or any legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 2.10, Section  3.5 or Section 5.4.

Notice of Certain Costs

. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, Section  2.11, Section  3.5 or Section  5.4 is given by any Lender more than one hundred eighty (180) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, Section  2.11, Section  3.5 or Section  5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

Alternative Currencies

. (a) A Borrower may from time to time request that a Letter of Credit be issued in an Alternative Currency. A currency will only constitute an Alternative Currency for the purposes of a Credit Event if (i) it is a lawful currency that is readily available in the amount required and freely transferable and convertible into US Dollars in the Relevant Interbank Market on the date the Administrative Agent receives the relevant Letter of Credit Request and the date on which the Credit Event occurs, and (ii) it has been approved by the Administrative Agent (acting on the instructions of the Letter of Credit Issuer) on or prior to receipt by the Administrative Agent of the relevant Letter of Credit Request for that Credit Event.

(b)

Any such request for approval of an Alternative Currency pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the proposed Credit Event (or such other time or date as may be agreed by the Administrative Agent). The Administrative Agent shall promptly notify each Letter of Credit Issuer thereof. The Letter of Credit Issuer shall notify the Administrative Agent, not later than 11:00 a.m., two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency and the minimum amount (and, if required, integral multiples) for any subsequent Credit Event in that currency.

(c)

The failure by the Letter of Credit Issuer, as the case may be, to respond to such notice within the time period specified in clause (b) above shall be deemed to be a refusal by the Letter of Credit Issuer  to permit Letters of Credit to be issued in the requested currency.

(d)

If the Administrative Agent and the Letter of Credit Issuer consent to the issuance of Letters of Credit in the currency requested by a Borrower, the Administrative Agent shall promptly notify the relevant Borrower that the requested currency is acceptable and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of Letters of Credit.

(e)	The Administrative Agent shall promptly notify the relevant Borrower and the Company (if different) if the Letter of Credit Issuer does not approve the relevant currency requested.
2.15	Incremental Facilities.
(a)

The Company may by written notice to the Administrative Agent elect to (i) increase the Commitments (any such increase, a “New Revolving Credit Loan Commitment”) or (ii) establish an additional tranche of Commitments (the “Additional Revolving Credit Commitments”, together with any New Revolving Credit Loan Commitment, the “Incremental Commitments”) in an amount that may be incurred in compliance with this Agreement (including, without limitation, Section 10.2), each of which shall be in an amount not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that the Incremental Commitment) shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter notice period as the Administrative Agent may agree in its sole discretion). Such Incremental Commitments shall become effective, as of such Increased Amount Date; provided, further, that:

(i)

after giving effect to such Incremental Commitment, the aggregate amount of all Incremental Commitments (including Incremental Commitments established prior to such Increased Amount Date) shall not exceed $1,000,000,000;

(ii)

before and after giving effect to such Incremental Commitments, no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date; provided that with respect to Incremental Commitments established in connection with a Limited Condition Acquisition, this condition shall be limited to the absence of an Event of Default under clause (a), (b) or (g) (with respect to the Company) of Section 11.1;

(iii)

before and after giving effect to such Incremental Commitments, all representations and warranties made by any Credit Party contained in this Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such Increased Amount Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date); provided that with respect to Incremental Commitments established in connection with a Limited Condition Acquisition, only the Specified Representations and “specified acquisition agreement representations” shall be required to be true and correct in all material respects;

(iv)

such Incremental Commitment may be provided by any Lender or other Person (each, an “Incremental Lender”) to whom the Company proposes provide any portion of such Incremental Commitments; provided that any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment;

(v)

the Incremental Commitments shall be effected pursuant to one or more joinder agreements (collectively, for any Incremental Commitment, a “Joinder Agreement”) in form and substance satisfactory to the Administrative Agent which shall be executed and delivered the Borrowers, each Incremental Lender and the Administrative Agent, and each of which shall be recorded in the Register; and

(vi)

the Administrative Agent shall have received legal opinions and other documents reasonably requested by Administrative Agent in connection with any such transaction or required to be delivered under the applicable Joinder Agreement; including an acknowledgment from any Guarantor that the Guaranty will continue in full force and effect.

(b)

On any Increased Amount Date on which any Incremental Commitments are effective, each Incremental Lender that is not then a Lender shall become a Lender hereunder (and, in the case of an Incremental Commitment to be provided by an existing Lender, such Lender’s applicable Commitment shall be increased by the amount of its Incremental Commitment).

(c)

The Administrative Agent shall notify the Lenders promptly upon receipt of Borrowers’ notice of each Increased Amount Date and, in respect thereof, the Incremental Commitments and the Incremental Lenders.

(d)

The terms and provisions of (i) New Revolving Credit Loan Commitments shall be the same as the Commitments and (ii) Additional Revolving Credit Commitments shall be on terms and conditions substantially the same as the Commitments; provided that the maturity date of any Incremental Revolving Credit Loan may be later than (but shall not be earlier than) the Revolving Credit Facility Maturity Date and the Incremental Commitments and the Incremental Revolving Credit Loan shall rank pari passu with, or junior to, in right of payment with the Initial Revolving Credit Loans.

(e)	Upon the effectiveness of any New Revolving Credit Loan Commitment pursuant to this Section 2.15, each Lender with a Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender in respect of such increase, and each such Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding L/C Participations held by each Lender (including each such Incremental Lender) will reflect such Lender’s Commitment Percentage.

(f)

(i) The Borrowers may at any time and from time to time request that all or a portion of the Commitments of any Class existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date of such Existing Revolving Credit Commitments and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) by no more than one (1) year and to provide for other terms consistent with this Section 2.15(f); provided that (a) the Commitments of any Class shall be extended pursuant to this Section 2.15(f) no more than twice prior to the termination of the Commitments of such Class, (b) after giving effect to an Extension Amendment, the remaining tenor of such Class of Commitments shall not exceed five (5) years. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing existing Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Maturity Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (A) subject to the proviso in the immediately preceding sentence, all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (B) (ii) the interest margins with respect to the Extended Revolving Credit Commitments shall be the same as the interest margins for the Specified Existing Revolving Credit Commitments and/or (ii) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to the margins contemplated by the preceding clause (B)(i) and (C) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments shall be the same as the Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.15(f) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Extended Initial Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to the Commitments and the Loans related to such Commitments set forth in Section 13.7. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments of such Class so established on such date).

(ii)

Extended Revolving Credit Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 13.2, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Credit Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. No Extension Amendment shall extend the Initial Revolving Credit Commitments unless Lenders holding at least 50% of the aggregate Initial Revolving Credit Commitments shall have elected to extend such Commitments.

(iii)

Notwithstanding anything to the contrary contained in this Agreement, on any date on which any existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (f)(i) of this Section 2.15, in the case of the existing Commitments of each Extending Lender, the aggregate principal amount of such existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and the Extended Revolving Credit Commitments shall be established as a separate Class of Loans (together with any other Extended Revolving Credit Commitments of such Class so established on such date).

(g)

Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans of the existing Class or existing Classes subject to such Extension Request converted into Extended Revolving Credit Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans of the existing Class or existing Classes subject to such Extension Request that it has elected to convert into Extended Revolving Credit Loans. In the event that the aggregate amount of Loans of the existing Class or existing Classes subject to Extension Elections exceeds the amount of Extended Revolving Credit Loans requested pursuant to the Extension Request, Loans of the existing Class or existing Classes subject to Extension Elections shall be converted to Extended Revolving Credit Loans, on a pro rata basis based on the amount of Loans included in each such Extension Election.

(h)

Any Joinder Agreement or Extension Amendment may provide for additional terms and/or additional amendments other than those contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments are within the requirements of Section 2.15(d) or Section 2.15(f)(i), as applicable, and do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with this Section 2.15.

(i)

The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.15 (including (i) payment of any interest, fees, or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment and (ii) the effectiveness of Incremental Commitments and the making of Loans subject only to the conditions in this Section 2.15 (and any resulting re-allocation of Obligations hereunder)) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such Extension Commitment, Incremental Commitment or any other transaction contemplated by this Section 2.15.

Defaulting Lenders

.

(a)

Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)

Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.2.

(ii)

Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.11 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.7; fourth, as the Borrowers may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.7; sixth, to the payment of any amounts owing to the Borrowers, the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers, any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6 or Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Exposure are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.
(A)

No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)

Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.4.

(C)

With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (a)(iii)(A) or (a)(iii)(B) of this Section 2.16, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)

Reallocation to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-

Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)

Cash Collateral. If the reallocation described in clause (a)(iv) of this Section 2.16 cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.7.

(b)

Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17	Alternative Rate of Interest
(a)

Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers unless the Administrative Agent has received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each Class. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to Section 2.17 will occur prior to the applicable Benchmark Transition Start Date.

(b)

In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, the Administrative Agent shall give the Borrowers at least ten (10) Business Days’ advance written notice of any pending Benchmark Replacement Conforming Changes and the proposed date of the implementation thereof (the “Implementation Date”), and if any Borrower notifies the Administrative Agent in writing prior to the Implementation Date that it objects to such Benchmark Replacement Conforming Changes, such Benchmark Replacement Conforming Changes shall not take effect, and the Administrative Agent and the Borrowers shall endeavor to identify alternative Benchmark Replacement Conforming Changes, which alternate Benchmark Replacement Conforming Changes shall take effect in accordance with this Section 2.17(b).

(c)

The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

(d)

Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the LIBO Rate will not be used in any determination of ABR.

3.	LETTERS OF CREDIT
Letters of Credit

. (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and from the Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuers agree to issue upon the request of, and for the benefit of the Borrowers and the Restricted Subsidiaries standby letters of credit in US Dollars or any Alternative Currency (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion; provided that the Company shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)

Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would (x) exceed the L/C Sublimit then in effect or (y) cause the aggregate amount of Letters of Credit issued by the applicable Letter of Credit Issuer to exceed such Letter of Credit Issuer’s L/C Fronting Commitment; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Credit Exposures at such time to exceed the Total Commitments then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one (1) year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer but may by its terms be automatically extended for additional twelve (12) month periods, provided that in no event shall such expiration date occur later than the L/C Maturity

Date; (iv) each Letter of Credit shall be denominated  in US Dollars or any Alternative Currency; and (v) no Letter of Credit shall be issued if it would be illegal under any applicable Law or is prohibited by any order, judgment, decree of any Governmental Authority or arbitrator which, by its terms, purports to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; (vi) without limiting Section 7.1, no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.2; and (vii) no Letter of Credit shall be issued if the issuance of such Letter of Credit would violate any polices of the relevant Letter of Credit Issuer that are applicable to letters of credit issued by such Letter of Credit Issuer generally.

(c)

Upon at least three (3) Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), a Borrower shall have the right, on any day, permanently to terminate or reduce the L/C Sublimit in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the L/C Sublimit.

Letter of Credit Requests

. (a) Whenever a Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer prior to 12:00 Noon at least five (5) (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by such Borrower and shall be substantially in the form of Exhibit C (each a “Letter of Credit Request”). Each Letter of Credit Request shall specify (i) the initial Stated Amount of the Letter of Credit, (ii) the date of issuance (which shall be a Business Day) and (iii) the currency in which the Letter of Credit shall be denominated (which shall be US Dollars or any Alternative Currency). Upon receipt of a Letter of Credit Request the Administrative Agent shall confirm there are sufficient Available Commitments, and the Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)

The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the relevant Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b) and Section 7.

Letter of Credit Participations

. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the relevant Borrower under this Agreement with respect thereto, and any security therefor or Guarantee pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(c) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)

Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or any other document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.3(h); provided, however, that anything in such clauses to the contrary notwithstanding, the relevant Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight document strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(c)

In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the relevant Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4, the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, the unreimbursed amount shall be converted to US Dollars and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment so converted and in immediately available funds. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. on any Business Day, each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. A certificate from the relevant Letter of Credit Issuer submitted to any L/C Participant (through the Administrative Agent) with respect to amounts owing under this Section 3.3(c) shall be conclusive absent manifest error. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)

With respect to any Unpaid Drawing that is not fully reimbursed pursuant to Section 3.4 or refinanced by a Borrowing of Loans because the conditions set forth in Section 7 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the relevant Letter of Credit Issuer an L/C Borrowing in the amount of the Unpaid Borrowing that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at ABR plus the Applicable ABR Margin plus 2% per annum. In such event, each L/C Participant’s payment to the Administrative Agent for the account of the relevant Letter of Credit Issuer pursuant to Section 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.

(e)

Each L/C Participant’s obligation to make a Loan or L/C Advances to reimburse a Letter of Credit Issuer for amounts drawn under Letter of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (x) any setoff, counterclaim, recoupment, defense or other right which such L/C Participant may have against the relevant Letter of Credit Issuer, any Borrower or any other Person for any reason whatsoever; (y) the occurrence or continuance of a Default or any Event of Default; or (z) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this Section 3.3(e) is subject to the conditions set forth in Section 7 (other than delivery by the relevant Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the relevant Borrower to reimburse the Letter of Credit Issuer for the amount of any payment made by such Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(f)

Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.3 to reimburse the Letter of Credit Issuer for any Unpaid Drawing, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.

(g)	Whenever the Letter of Credit Issuer receives a payment from a Borrower in respect of an Unpaid Drawing as to which the Administrative Agent has received for the account of the

Letter of Credit Issuer any L/C Advances from the L/C Participants pursuant to this Section 3.3, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in US Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such Unpaid Drawing and interest thereon accruing after the purchase of the respective L/C Participations.

(h)

The obligations of the Borrowers to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to drawings under Letters of Credit shall be absolute, unconditional and irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)	any lack of validity or enforceability of the Letter of Credit, this Agreement or any of the other Credit Documents;
(ii)

the existence of any claim, set-off, defense or other right that any Credit Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom the beneficiary or any such transferee may be acting), the Administrative Agent, the relevant Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);

(iii)

any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v)	the occurrence of any Default or Event of Default.
Agreement to Repay Letter of Credit Drawings

. Each Borrower hereby agrees to reimburse the relevant Letter of Credit Issuer, by making payment in the currency in which the relevant Letter of Credit is issued, to the Administrative Agent in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is three (3) Business Days after the date on which the relevant Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. on the date of such payment or disbursement, from and including the date on which such payment or disbursement was made by the Letter of Credit Issuer to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus ABR as in effect from time to time; provided that, notwithstanding anything contained in this

Agreement to the contrary, (i) unless the relevant Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. at least two (2) Business Days prior to the Reimbursement Date that such Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, such Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Lenders make Loans on the Reimbursement Date in US Dollars in the amount of such Unpaid Drawing which Loans, shall be ABR Loans; and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Loan to be made on the Reimbursement Date in respect thereof, and each L/C Participant shall be obligated to make a Loan to the relevant Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent if, and only if, there are Available Commitments sufficient to make such Loan and the conditions set forth in Section 7 (other than the delivery of a Notice of Borrowing) shall be satisfied. Such Loans shall be made without regard to the Minimum Borrowing Amount or multiples. The initial interest period for any LIBOR Loan made pursuant to this Section 3.4 shall be one (1) month. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.

New or Successor Letter of Credit Issuer

. (a) A Letter of Credit Issuer may resign as a Letter of Credit Issuer upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Company. The Company may replace a Letter of Credit Issuer for any reason upon five (5) Business Days’ written notice to the Administrative Agent and the relevant Letter of Credit Issuer. The Company may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if a new Letter of Credit Issuer under this Agreement shall be added in accordance with this Section 3.5, then the Company may appoint from among the Lenders (who agree to act in such capacity) a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Company shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(d) and Section 4.1(e). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Company and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Company, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Company shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit, in a form and substance reasonably satisfactory to the resigning or replaced Letter of Credit, naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)

To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) of this Section 3.5, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Company, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) of this Section 3.5.

Issuance By Affiliates

. In the event that any Letter of Credit is issued by an Affiliate of a Letter of Credit Issuer on behalf of such Letter of Credit Issuer as contemplated by the definition of “Letter of Credit Issuer” all of the provisions of this Agreement applicable to Letter of Credit Issuers shall apply to and be enforceable by any such Affiliate.

Cash Collateral

.

(a)

Certain Credit Support Events. Upon the written request of the Administrative Agent or any Letter of Credit Issuer, if (i) as of the L/C Maturity Date, any Letter of Credit for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.1, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall promptly (in the case of clause (ii) above) or within one (1) Business Day (in all other cases) following any written request by the Administrative Agent or such Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (a)(iii) of this Section 3.7, after giving effect to Section 2.16(a)(v) and any Cash Collateral provided by the Defaulting Lender).

(b)

Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each Letter of Credit Issuer and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.7(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.7(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or each Letter of Credit Issuer as herein provided, other than Permitted Liens, or the total Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)

Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.7 or Section 2.16, Section 5.2, or Section 11.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letters of Credit Outstanding, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)

Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.7(b)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuers that there exists excess Cash Collateral.

4.	FEES; COMMITMENTS
Fees

. (a) The Company agrees to pay to the Administrative Agent, the fees and expenses in respect of the performance of such role as may be separately agreed from time to time.

(b)

The Company agrees to pay to the Administrative Agent in US Dollars, for the account of each Lender (in each case pro rata according to the respective Commitments of all such Lenders), a commitment fee (a “Commitment Fee”) for each day from and including the Closing Date to but excluding the Termination Date. Such Commitment Fee shall be payable in arrears (x) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received), (y) on the cancelled amount of the relevant Lender’s Commitment on the date on which such Commitment is cancelled pursuant to this Agreement and (z) on the Termination Date (for the period ended on such date for which no payment has been received), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.

Notwithstanding the foregoing, (i) any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Company prior to such time, and (ii) no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)

The Company agrees to pay to the Administrative Agent in US Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Loans minus 0.125% per annum on the average daily Stated Amount (or, if applicable, the US Dollar Equivalent thereof) of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d)

The Company agrees to pay to the Administrative Agent in US Dollars for the account of each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount (or, if applicable, the US Dollar Equivalent thereof) of such Letter of Credit (or at such other rate per annum as agreed in writing between the Company and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(e)

The Company agrees to pay directly to the Letter of Credit Issuer in US Dollars upon each issuance of, drawing under, amendment and/or cancellation of, a Letter of Credit issued by it such processing fee as the Letter of Credit Issuer and the Company shall have agreed upon for issuances of, drawings under or amendments of, Letters of Credit issued by it.

Voluntary Reduction of Commitments

. Upon at least three (3) Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company (on behalf of each of the Borrowers) shall have the right, at any time, without premium or penalty, permanently to terminate or reduce the Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Credit Exposures shall not exceed the Total Commitment and (d) if, after giving effect to any reduction of the Commitments or the L/C Sublimit exceeds the amount of the Total Commitments, such limit or sublimit (as applicable) shall be automatically reduced by the amount of such excess. The amount of any such reduction in the Total Commitment reduction shall not be applied to the L/C Sublimit unless otherwise specified by the Company.

Mandatory Termination of Commitments

. The Total Commitments shall terminate at 5:00 p.m. on the applicable Maturity Date.

5.	PAYMENTS
Voluntary Prepayments

. The Borrowers shall have the right, at any time, to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Company shall give the Administrative Agent and at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by such Borrower no later than, in the case of LIBOR Loans, 10:00 a.m. three (3) Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any LIBOR Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000 and each partial prepayment of ABR Loans shall be in an integral multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 or, in each case, if less, the entire principal amount thereof then outstanding; provided that no partial prepayment of Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the relevant Borrower with the applicable provisions of Section 2.11. Each such prepayment shall be applied to the Lenders’ participation in each such Loan pro rata. At the Company’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

Mandatory Prepayments and Cash Collateral

. (a) If on any Revaluation Date the aggregate amount of the Lenders’ Credit Exposures (such aggregate Credit Exposures, the “Aggregate Outstanding Exposure”) exceeds 100% of the Total Commitment as then in effect, the Borrowers shall forthwith repay on such Revaluation Date a principal amount of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the Aggregate Outstanding Exposure exceed the Total Commitment then in effect, the Company shall Cash Collateralize the then Letters of Credit Outstanding in an amount equal to such excess.

(b)	In addition to the obligations under clause (a) of this Section 5.2:
(i)

if, as of the L/C Maturity Date, there shall be any Letters of Credit Outstanding for any reason, the Company shall promptly Cash Collateralize the Stated Amount of the then Letters of Credit Outstanding; and

(ii)

if the Administrative Agent notifies the Company on any Revaluation Date that the Letters of Credit Outstanding at such time exceeds the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall Cash Collateralize the then Letters of Credit Outstanding in an amount equal to the amount by which the then Letters of Credit Outstanding exceeds the L/C Sublimit.

(c)

As used herein, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuers and the Lenders, as collateral for the obligations of the Borrowers in respect of the Letters of Credit Outstanding, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuers which documents are hereby consented to by the Lenders, until the proceeds are applied to the Obligations. Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of each Letter of Credit Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent (or an Affiliate thereof).

(d)

Any prepayment of a LIBOR Loan pursuant to this Section 5.2 on a day other than the last day of the Interest Period applicable thereto shall be subject to compliance by the relevant Borrower with the applicable provisions of Section 2.11.

(e)

With respect to each prepayment of Loans by the Borrowers pursuant to Section 5.2(a), the Borrowers may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) of Loans shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)

In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor and so long as no Event of Default shall have occurred and be continuing, the Borrowers, at their option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount with the proceeds of the amount so deposited. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations; provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2 (subject, in all cases, to compliance by the relevant Borrower with Section 2.11).

Method and Place of Payment

. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by each Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 12:00 Noon on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Company, it being understood that written or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in US Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)

Any payments under this Agreement that are made later than 1:00 p.m. may, at the election of the Administrative Agent, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, such extension of time shall be reflected in computing interest or fees (as the case may be) at the applicable rate in effect immediately prior to such extension.

Net Payments

. (a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if a Credit Party or the Administrative Agent shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) in the case of payments by a credit party, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4), the Administrative Agent or any Lender, as the case may be, receives an amount equal to the after tax sum it would have received had no such deductions or withholdings been made, (ii) the relevant Credit Party or the Administrative Agent shall make such deductions or withholdings and (iii) the relevant Credit Party or the Administrative Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by a Credit Party, as promptly as possible thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt in such form as provided in the ordinary course by the relevant Governmental Authority and as is reasonably available to the relevant Credit Party (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof.

(b)

Each Credit Party shall timely pay (or at the option of the Administrative Agent shall reimburse it for) any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)

Each Credit Party shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Upon the request of the Company, such Administrative Agent or a Lender must provide details of how it calculated the amount of Indemnified Taxes for which it claimed liability under this Section 5.4. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)	Each Lender shall to the extent it is legally entitled to do so:
(i)

upon the request of the Company or the Administrative Agent deliver to the Borrowers and the Administrative Agent two (2) copies of any certification, information, documents or other evidence concerning the nationality, residence or identity of such Lender or make any declaration of similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, regulation or administrative practice of a relevant Governmental Authority as a precondition to exemption from all or a part of any Taxes, assessment or other governmental charge; and

(ii)

deliver to the Borrowers and the Administrative Agent two (2) further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to any Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.7 or a Lender pursuant to Section 13.7 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(c); provided that, in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e)

If a Credit Party determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder or any other Credit Document, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Credit Party in challenging such taxes at such Credit Party’s expense if so requested by such Credit Party. If any Lender or the Administrative Agent, as applicable, receives a refund of, or determines that a Tax Credit is available to it with respect to, a tax for which a payment has been made by a Credit Party pursuant to this Agreement, which refund or Tax Credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse such Credit Party for such amount (together with any interest received thereon) as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund or Tax Credit as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender or the Administrative Agent shall claim any refund or Tax Credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the any Credit Party in connection with this clause (e) or any other provision of this Section 5.4.

(f)	The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g)	For purposes of this Section, the term “Lender” includes any Letter of Credit Issuer and any L/C Participant.
Computations of Interest and Fees

. (a) Interest on LIBOR Loans, and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)	Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.
Limit on Rate of Interest

.

(a)

No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, no Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)

Payment at Highest Lawful Rate. If a Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)

Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable Law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to, in the case of LIBOR Loans, the beginning of the relevant Interest Period or, in the case of ABR Loans, the relevant date, the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum amount permitted by any applicable Law, rule or regulation, then such Borrower shall be entitled, by notice in writing (including by e-mail) to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

5.7	Currency Indemnity.
(a)

If any sum due from a Credit Party under the Credit Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (i) making or filing a claim or proof against that Credit Party; (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, in either case that Credit Party shall as an independent obligation, within three Business Days of demand, indemnify each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Credit Party waives any right it may have in any jurisdiction to pay any amount under the Credit Documents in a currency or currency unit other than that in which it is expressed to be payable.
6.	CONDITIONS PRECEDENT TO THE CLOSING DATE

The occurrence of the Closing Date and any initial Credit Events to occur at such time (including without limitation the deemed issuance of any Letter of Credit) is subject to the satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed in writing between the Company and the Administrative Agent (with the consent of the requisite percentage of Lenders in accordance with the terms hereof). The Administrative Agent shall, upon such conditions precedent being satisfied (or waived as the case may be), promptly confirm such satisfaction (or waiver) in writing to the Lenders and the Company.

Credit Documents

. The Administrative Agent shall have received:

(a)	this Agreement, executed and delivered by a duly authorized signatory of each Borrower and each Lender; and
(b)	the Guaranty, executed and delivered by a duly authorized signatory of each of the Original Guarantors.
Legal Opinions

. The Administrative Agent (or its counsel) shall have received the executed legal opinions of (i) special New York and Delaware counsel to the Borrowers reasonably satisfactory to the Administrative Agent and (ii) special Dutch counsel to the Borrowers, reasonably satisfactory to the Administrative Agent, in each case, addressed to the Lenders. The Borrowers hereby instruct counsel to deliver such legal opinions.

Solvency Certificate

. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Company substantially in the form of Exhibit D-2 demonstrating, as of the Closing Date, that the Company on a consolidated basis with its Subsidiaries is solvent.

Closing Certificate

. The Administrative Agent shall have received a certificate of each Original Credit Party, dated the Closing Date, substantially in the form of Exhibit D-1, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Original Credit Party (or where customary in the relevant jurisdiction, executed by a director or Authorized Officer of such Original Credit Party), and attaching the documents referred to in Section 6.5 and Section 6.6 below and certifying as to each of Section 6.7 and Section 6.9.

Corporate Proceedings of Each Original Credit Party

. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Original Credit Party, the shareholders of each Original Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrowers, the extensions of credit contemplated hereunder.

Corporate Documents

. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Original Credit Party.

Representations and Warranties

. On the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects; provided that any such representation and warranty that is already qualified by materiality, “Material Adverse Effect” or a similar qualifier in the text thereof shall be true and correct in all respects.

Notice of Borrowing

. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date, if any, meeting the requirements of Section 2.3.

6.9	No Default.

No Default or Event of Default shall have occurred and be continuing.

Fees

. All fees required to be paid on the Closing Date pursuant to the Agency Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Borrowers), shall, upon the initial borrowings of the Loans, have been, or will be substantially simultaneously, paid (which amounts may, at the Borrowers’ option, be offset against the proceeds of the Loans).

Financial Statements

. The Joint Lead Arrangers shall have received (a) the audited consolidated balance sheets of Holdings for the fiscal years December 31, 2018, December 31, 2017, and December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Holdings and its subsidiaries for the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016 and (b) the unaudited consolidated balance sheets of Holdings and its subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for each subsequent fiscal quarter ended at least sixty (60) days before the Closing Date (other than the fourth quarter of each fiscal year); provided that the Joint Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) and the unaudited financial statements of Holdings and its subsidiaries in the foregoing clause (b) for the fiscal quarter ended March 31, 2019; provided, further, that the filing or furnishing by Holdings of the required financial statements on Forms 20-F, 10-K, 10-Q or 6-K, as applicable, with the SEC will satisfy the foregoing requirements of this Section 6.11.

Patriot Act

; Beneficial Ownership Certification. The Administrative Agent shall have received, at least three (3) calendar days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent at least seven (7) calendar days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation.

Refinancing

. The commitments of the lenders under the Existing Revolving Credit Facility and the security interests, liens and guarantees related thereto shall have been, or shall be on the Closing Date, terminated (or arrangements reasonably satisfactory to the Administrative Agent to effect the same shall be made) and all the obligations under the Existing Revolving Credit Facility shall have been, or shall be on the Closing Date, repaid or prepaid, and the Administrative Agent shall have received evidence satisfactory to it thereof.

The acceptance of the benefits of the Loans shall constitute a representation and warranty by each Credit Party to each of the Lenders that all of the applicable conditions specified in this Section 6 has been satisfied or waived as of the Closing Date.

7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE

The agreement of each Lender to make any Loan requested to be made by it on any date and the obligation of the Letter of Credit Issuer to issue Letters of Credit after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent:

No Default; Representations and Warranties

. At the time of each Credit Event and also after giving effect thereto (other than the making of any Loan pursuant to Section 2.15(a) (which shall be subject to the terms of Section 2.15(a)) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein (other than Section 8.7, Section 8.8 and Section 8.10) or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that any such representation and warranty that is already qualified by materiality, “Material Adverse Effect” or a similar qualifier in the text thereof shall be true and correct in all respects.

Notice of Borrowing; Letter of Credit Request

. (a) Prior to the making of each Loan, the Administrative Agent shall have received a written Notice of Borrowing meeting the requirements of Section 2.3.

(b)

Prior to the issuance of each Letter of Credit (other than deemed issuances pursuant to the first sentence of Section 3.1(a)), the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.1(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in this Section 7 have been satisfied as of that time.

8.	REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and Letter of Credit Issuers to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Borrower makes the following representations and warranties to the Lenders, each Agent and each Letter of Credit Issuer on the Closing Date and (except as set forth in Section 2.15(a) and Section 7.1) on the date of each Credit Event, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

Organization; Powers

. Each of the Credit Parties (a) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction, or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and (b) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which such Credit Party is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Authorization

. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party, and the borrowings and extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by each such Credit Party and (b) will not (i) violate (A) any material provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by laws of any Credit Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Credit Party is a party or by which any or any of their property is or may be bound, except for any such violation described in this sub-clause (i) that would not reasonably be expected to have a Material Adverse Effect, or (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, except for any such conflict, breach or default described in this sub-clause (ii) that would not reasonably be expected to have a Material Adverse Effect.

Enforceability

. This Agreement has been duly executed and delivered by each Credit Party that is a party hereto and constitutes, and each other Credit Document when executed and delivered by each Credit Party that is party thereto, will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to Debtor Relief Laws, the time barring statute of limitations (or equivalent laws) and general principles of equity, regardless of whether considered in a proceeding of equity or law.

Governmental Approvals; Other Consents

. No action, consent or approval of, registration or filing with or any other action by, any Governmental Authority or any other Person is or will be required in connection with the execution, delivery and performance of the Credit Documents, except for (a) such as have been made or obtained and are in full force and effect and (b) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Federal Reserve Regulations

. (a) No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)

No part of the proceeds of any Loan or the issue of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X.

Investment Company Act

. No Credit Party is an “investment company” as defined in the Investment Company Act of 1940.

Financial Statements; No Material Adverse Effect

. (a) The audited financial statements of Holdings as at December 31, 2018, and for the fiscal year then ended together with the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the consolidated financial condition of Holdings as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)	Since December 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Litigation

. Except as disclosed on Schedule 8.8, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Taxes

. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and local and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (x) which are not overdue by more than thirty (30) days or (y) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

No Material Misstatements

. As of the Closing Date, all written information (other than projections and other forward looking information, information of a general economic or industry-specific nature or information provided by third parties) (the “Information”) furnished by or on behalf of any Credit Party to any Lender or the Administrative Agent in connection with the Transactions (as such Information may have been supplemented or otherwise updated), when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent (as the case may be) and did not contain any material misstatement of fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to forecasts, projected information and other forward looking information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by the preparer to be reasonable at the time of preparation; it being understood that such forecasts, projections and other forward looking information may vary significantly from actual results and that such variances may be material.

Compliance With Laws

.

(b)	No Credit Party, nor any Subsidiary thereof, nor, to the knowledge of the Credit Parties, any director, officer, employee or agent thereof, is an individual or entity that is, a Sanctioned Person.
(c)

Each Credit Party and each of their respective Subsidiaries is in compliance in all material respects with applicable Anti-Corruption Laws and Sanctions, and has instituted and maintained (or has a parent company that institutes or maintains on its behalf) policies and procedures reasonably designed to promote and achieve compliance with such laws in all material respects.

Intellectual Property

. The Company and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights,

franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Restricted Subsidiary infringes upon any rights held by any other person, except to the extent such infringements, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 8.12, no claim or litigation regarding any of the foregoing against the Company or its Restricted Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8.13	Environmental Compliance.

The Company and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof to the best knowledge of the Company, except as specifically disclosed in Schedule 8.13, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.14	Solvency
(a)

On the Closing Date (A) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (B) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis is greater than the amount required to pay the probable debts and liabilities of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities (direct, subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured, (C) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities (direct, subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured, taking into account refinancing alternatives; and (D) the Company and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)

As of the Closing Date, no Credit Party intends to, and no Credit Party believes that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary and refinancing alternatives.

9.	AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid and performed in full:

Financial Statements

. The Company will deliver to the Administrative Agent:

(a)

beginning with the fiscal year ending December 31, 2019, as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG or another registered public accounting firm of internationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception (other than in connection with any upcoming maturity of any Indebtedness or any prospective failure to comply with any financial covenant) as to the scope of such audit; and

(b)

within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller or other Authorized Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would (x) be accountable for 10% or more of the Consolidated EBITDA of the Company (calculated for the purposes of this sentence including the results of all Unrestricted Subsidiaries) or (y) constitute 10% or more of the Consolidated Net Tangible Assets of the Company, then the annual and quarterly financial information required by the clauses (a) and (b) above shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenue, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (i) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or

(ii) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Forms 20-F, 10-K, 10-Q or 6-K, as applicable, filed with the SEC; provided that, with respect to each of sub-clauses (i) and (ii) to the extent such information is in lieu of information required to be provided under this Section 9.1, such materials are accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception (other than in connection with any upcoming maturity of any Indebtedness or any prospective failure to comply with a financial covenant) as to the scope of such audit.

Documents required to be delivered pursuant to Section 9.1(a) or Section 9.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings or the Company posts such documents, or provides a link thereto on Holdings’ or the Company’s website on the internet at the website address listed on Schedule 9.1 (as such Schedule 9.1 may be updated from time to time by written notice to the Administrative Agent); or (b) on which such documents are posted on Holdings’ or the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings or the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender that requests Holdings or the Company to deliver such paper copies, and (ii) Holdings or the Company shall notify the Administrative Agent for further notification to each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Compliance Certificate

. The Company will deliver to the Administrative Agent for prompt further distribution to each Lender no later than five (5) Business Days after the delivery of the financial statements referred to in Section 9.1(a) and Section 9.1(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller or any other Authorized Officer of the Company.

Such Compliance Certificate may be delivered electronically and if so delivered, shall be deemed to be delivered on the date on which such Compliance Certificate is posted on Holdings’ or the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings or the Company shall deliver paper copies of such Compliance Certificate to the Administrative Agent for further distribution to each Lender that requests Holdings or the Company to deliver such paper copies, and (ii) Holdings or the Company shall notify the Administrative Agent for further notification to each Lender (by telecopier or electronic mail) of the posting of any such Compliance Certificate and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such Compliance Certificate. Each Lender shall be solely responsible for timely accessing posted Compliance Certificates or requesting delivery of paper copies of such Compliance Certificate from the Administrative Agent and maintaining its copies of such Compliance Certificate.

Notices

. (a) Each Borrower will, promptly after a Responsible Officer of the Company obtains knowledge thereof, notify the Administrative Agent of the occurrence of:

(i)	any Default or Event of Default; and
(ii)

of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a contractual obligation of the Company or any Restricted Subsidiary thereof; (B) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary thereof and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, which, in any such case, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)

Each notice pursuant to this Section 9.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth material details of the occurrence referred to therein and stating what action the relevant Borrower has taken and proposes to take with respect thereto, if any. Notwithstanding the foregoing, the obligations in this Section 9.3 may be satisfied by furnishing the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Forms 20-F, 10-K, 10-Q, 8-K or 6-K, as applicable, filed with the SEC.

Payment of Taxes

. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary; or (b) the failure to pay or discharge the same would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Preservation of Existence

. Each Borrower will, and will cause each of its Restricted Subsidiaries to:

(a)

preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, except (i) solely with respect to the Restricted Subsidiaries other than the Borrowers, to the extent the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction not prohibited by Section 10.3 and Section 10.4; and

(b)

take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction not prohibited by Section 10.3 or Section 10.4.

Compliance with Laws

. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its business or property, including all applicable Anti-Corruption Laws and applicable Sanctions except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Company and each of its Restricted Subsidiaries shall at all times comply (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan (including funding obligations thereunder), except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Inspection Rights

. At any time, while an Event of Default has occurred and is continuing, at the reasonable expense of the Company, each Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, that (a) the Company shall be entitled to participate in any such discussions with accountants and (b) any such inspection and examination and extracts shall not entitle the Administrative Agent or any Lender to receive information (x) that would reasonably be expected to result in a loss of attorney-client privilege or consists claim of attorney work product, (y) that would reasonably be expected to result in disclosure of any information related to the equityholders of the Borrowers or the arrangements among such equityholders or other sensitive or proprietary information related to the business of the Borrowers or (z) to the extent the disclosure thereof would or would reasonably be expected to violate any confidentiality obligation binding on the Borrowers, their Subsidiaries or their respective Affiliates.

Use of Proceeds

.  Each Borrower will use the proceeds of the extensions of credit under this Agreement for (a) general corporate purposes (including, replacement or refinancing of any existing Indebtedness), (b) to pay the Transaction Expenses and (c) for any other purpose not prohibited by the Credit Documents.

Guarantees by Restricted Subsidiaries

. (a) If, after giving effect to the transactions to occur on the Closing Date or substantially concurrently with the Closing Date (including releases of Guarantees with respect to the Senior Unsecured Notes (if any) and the launch of a tender offer with respect to the Senior Unsecured Notes (if any)) and subject to the Agreed Guarantee Principles, any Wholly-Owned Subsidiary or any Restricted Subsidiary Guarantees the Senior Unsecured Notes and does not provide a Guarantee in respect of this Agreement, such Wholly-Owned Subsidiary or Restricted Subsidiary, as the case may be, shall, within five (5) Business Days (or such longer period as the Administrative Agent may agree in writing (which shall include electronic mail)) provide a Guarantee in respect of this Agreement by executing a supplement to the Guaranty in substantially the form attached thereto).

(b)

If after the Closing Date, the Company or any of its Restricted Subsidiaries acquires or creates a Wholly-Owned Subsidiary (other than an Immaterial Subsidiary) after the Closing Date and (x) the issuance of a Guarantee by such Restricted Subsidiary is not precluded by the Agreed Guarantee Principles and (y) such Restricted Subsidiary Guarantees the Senior Unsecured Notes, such Restricted Subsidiary shall, within sixty (60) days (or such longer period as the Administrative Agent may agree in writing (which shall include electronic mail) after becoming a Restricted Subsidiary, provide a Guarantee of this Agreement by executing a supplement to the Guaranty in the form attached thereto.

(c)	The Company may, at its option, cause any other Subsidiary to provide a Guarantee of the Agreement by executing a supplement to the Guaranty in substantially the form attached thereto.
(d)

The obligations of each Guarantor under the Guaranty will be limited to the maximum amount that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law and as otherwise set forth in the Guaranty or relevant supplement to the Guaranty.

(e)	Notwithstanding anything to the contrary herein or in the Guaranty, in no event shall any CFC or FSHCO be required to become a Credit Party.
(f)	The obligations of a Guarantor under the Guaranty will terminate upon:
(i)

a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary), in each case, that is not prohibited by this Agreement;

(ii)	the designation in accordance with this Agreement of the Guarantor as an Unrestricted Subsidiary;
(iii)

to the extent that the Guarantor is not an Immaterial Subsidiary due to the operation of the proviso to the definition of “Immaterial Subsidiary”, upon the release of the guarantee or guarantees referred to in such proviso that resulted in the Guarantor not being an Immaterial Subsidiary;

(iv)

the Guarantor becoming an Immaterial Subsidiary, tested as of the last day of any fiscal year for which financial statements have been delivered pursuant to Section 9.1 and a Compliance Certificate has been delivered pursuant to Section 9.2(b) and that Guarantor being designated by the Company pursuant to that Compliance Certificate as an Immaterial Subsidiary whose obligations under the Guaranty should terminate;

(v)

unless otherwise elected by the Company in a written notice to the Administrative Agent, the earlier of (x) the termination, redemption, satisfaction or discharge of the Senior Unsecured Notes and (y) the Guarantor being (or will be substantially concurrently with the release of such Guarantor hereunder) released or discharged from its Guarantee under the Senior Unsecured Notes; or

(vi)	repayment in full of all amounts due and payable under the Credit Documents (other than contingent obligations not then due and payable) and cancellation of Commitments hereunder.
10.	NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid and performed in full (other than contingent obligations not yet due and payable):

Consolidated Interest Coverage Ratio

. The Borrowers shall not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date) of the Company to be less than 3:00 to 1.00.

Limitation on Liens

. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its Principal Properties, whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien secures any Indebtedness, other than Permitted Liens, unless substantially concurrently therewith the Obligations hereunder are directly, equally and ratably secured with (or prior to, in the case of Liens with respect to subordinated Indebtedness) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Merger and Consolidation by the Company

. (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)

the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway, Switzerland or the United Kingdom;

(ii)

the Successor Company (if not the Company) will expressly assume in writing all the Company’s Obligations, pursuant to documentation reasonably satisfactory to the Administrative Agent and provides to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation, reasonably requested by the Administrative Agent (or any Lender, through the Administrative Agent); and

(iii)	immediately after giving effect to such transaction, no Default or Event of Default exists or would result therefrom.
(b)	This Section 10.3 shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.
Merger and Consolidations by the Co-Borrower and Guarantors

. (a) The Co-Borrower may not consolidate with, merge with or into any person or permit any person to merge with or into the Co-Borrower unless:

(i)

concurrently therewith, a Subsidiary of the Company that is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia (which may be the Co-Borrower or the continuing person as a result of such transaction) expressly assumes all of the obligations of the Co-Borrower under this Agreement and the other Credit Documents; or

(ii)

after giving effect to the transaction, at least one obligor under the Credit Documents is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia.

(b)

Upon the consummation of any transaction effected in accordance with Section 10.4(a), the resulting, surviving or transferee Co-Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Co-Borrower under each Credit Document with the same effect as if such successor Person had been named as the Co-Borrower under such Credit Documents. Upon such substitution, the Co-Borrower shall be automatically released from its obligations under each Credit Document.

(c)

No Guarantor may (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or (iii) permit any Person to merge with or into the Guarantor, unless, in any such case:

(A)	the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or
(B)

(i) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under the Credit Documents to which such Guarantor is a party; and

(ii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(C)

the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Agreement.

Use of Proceeds

. The proceeds of the extensions of credit will not, directly or knowingly indirectly, be used, lent, contributed, or otherwise made available to any Subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or a Sanctioned Country, to the extent such activities or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, (ii) in furtherance of an offer, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) in any other manner that would constitute an unlawful breach of Sanctions or applicable Anti-Corruption Laws by any party hereto or any Person participating in the Loans, whether as lender, underwriter, advisor, or otherwise.

11.	EVENTS OF DEFAULT
Events of Default

. Any of the following shall constitute an Event of Default (an “Event of Default”):

(a)	Non-Payment of Interest. Default in any payment of interest on any Loan, L/C Advance or any Unpaid Drawing when due and payable and such default continues for five (5) Business Days;

(b)

Non-Payment of Principal. Default in the payment of the principal amount of or premium, if any, on any Loan or any Unpaid Drawing when due pursuant to the terms hereof, including upon any required repurchase, upon acceleration of maturity or otherwise;

(c)

Breach of Specific Covenants. Failure to comply for thirty (30) days after written notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with any covenant, warranty or other agreement with respect to Section 10;

(d)

Breach of Other Covenants. Failure to comply for thirty (30) days after written notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with its other agreements (other than as specified in clause (a), (b) or (c) of this Section 11.1) contained in any Credit Document;

(e)

Cross-Default. Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, the Co-Borrower or any of their Restricted Subsidiaries (or the payment of which is Guaranteed by the Company, the Co-Borrower any of their Restricted Subsidiaries) other than Indebtedness owed to the Company, the Co-Borrower or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(i)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness; or
(ii)

the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €100,000,000 or more;

(f)	Change of Control. Any Change of Control occurs;
(g)

Insolvency. Any Credit Party or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar office is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property or assets is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(h)

Breach of Representations. Any representation or warranty made or deemed made by any Credit Party (or any of its officers) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

(i)

Judgments. Failure by any Credit Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrowers and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €100,000,000 (exclusive of any amounts that the applicable insurance company has not denied liability for), which judgments are not paid, discharged or stayed for a period of sixty (60) days after the judgment becomes final; or

(j)

Guaranty. The Guaranty ceases to be in full force and effect, other than in accordance the terms of the Credit Documents, or a Guarantor denies or disaffirms its obligations under the Guaranty, other than in accordance with the terms thereof or upon release of the Guaranty (or a Guarantor therefrom) in accordance with the Credit Documents;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement: (i) declare the Total Commitments terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest and fees in respect of all Loans, L/C Advances and all other amounts owing hereunder or under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Company to Cash Collateralize the aggregate Stated Amount of all Letters of Credit then outstanding; provided, that upon the occurrence of any Event of Default under Section 11.1(g), the Total Commitment and Commitment of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans, L/C Advances and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the then Letters of Credit Outstanding as aforesaid shall automatically become effective, in each case, without further action by the Administrative Agent or any Lender.

11.2	Application of Funds.

After the exercise of remedies as provided in Section 11.1 (or after the Commitments have been automatically cancelled and the Loans and all other amounts have automatically become due and payable), any amounts received by the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on Loans ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent obligations not yet due and payable), to the Company or as otherwise required by Law.

12.	THE AGENTS
Appointment

. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)

Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers, Joint Bookrunners and Co-Manager are named as such for recognition purposes only, and in their respective capacities as such shall have no obligations, duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that each of the Joint Lead Arrangers, Joint Bookrunners and Co-Manager shall be entitled to all benefits of this Section 12. Without limitation of the foregoing, no Joint Lead Arranger, Joint Bookrunners and Co-Manager in its capacity as such shall, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

(c)

Each Lender and Letter of Credit Issuer confirms that each of any Joint Lead Arrangers and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Joint Lead Arranger or Administrative Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

Delegation of Duties

. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative

Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Exculpatory Provisions

. No Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrowers, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

Reliance by Agents

. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or such greater number or percentage of Lenders as may be expressly required by this Agreement in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Notice of Default

. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

Non-Reliance on Agents and Other Lenders

. Each Lender expressly acknowledges that no Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Letter of Credit Issuer. Each Lender and Letter of Credit Issuer represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower, any Guarantor or any other Credit Party that may come into the possession of such Agent any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliate.

Indemnification

. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by any Credit Party and without limiting the obligation of any Credit Party to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (i) gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) material breach of the obligations of such Agent under the terms of this Agreement by such Agent as determined in a final and non-appealable judgment of a court of competent jurisdiction; it being acknowledged and agreed that no action taken in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall constitute gross negligence, bad faith, willful misconduct or a material breach. The agreements in this Section 12.7 shall survive termination of the Commitment, the repayment of the Loans and all other amounts payable hereunder.

Agents in their Individual Capacity

. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, any Guarantor,

and any other Credit Party as though it were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Successor Agents

. The Administrative Agent may resign as Administrative Agent upon twenty (20) days’ prior written notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld or delayed) so long as no Event of Default is continuing under Section 11.1(a), (b) or (g) (with respect to a Borrower). If no successor agent has accepted appointment as the Administrative Agent by the date which is twenty (20) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor (or upon the Lenders assuming such role as provided above) and upon the execution and filing or recording of such other instruments or notices, as may be necessary or desirable, as the Required Lenders may request, in order to ensure that the requirements set forth in Section 9.9 are satisfied, the Administrative Agent shall thereupon succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

Withholding Tax and Deductions

. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Credit Party and without limiting the obligation of any Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Administrative Agent May File Proofs of Claim

. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Unpaid Drawing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Unpaid Drawings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Letter of Credit Issuers and the Administrative Agent under Section 4.1 and Section 13.6) allowed in such judicial proceeding; and

(b)

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Letter of Credit to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Letter of Credit Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 4.1 and Section 13.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Agent under Guaranty

. Subject to Section 13.2, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary or reasonably requested by the Company to release, or evidence the release of, any Guarantor from its obligations under the Guaranty if such person ceases to be a Guarantor in accordance with Section 9.9(f).

Right to Enforce Guaranty

. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Company, the Agents, and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof. No holder of Hedging Obligations that obtains the benefits of any Guaranty by virtue of the provisions hereof, of any other Credit Document or otherwise shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under secured Hedge Agreements.

13.	MISCELLANEOUS
Representations to the Financial Supervision Act

.

(a)	For the purpose of this Section 13.1, each Lender includes the domestic or foreign branch office or Affiliate making a Loan.
(b)

Without limiting the Company’s obligations under the FMSA, each Lender which is a party to this Agreement on the date hereof represents and warrants to each party to this Agreement on the date hereof that it is not considered to be a part of the public within the meaning of the Financial Supervision Act, which requirement can be considered satisfied, in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No 575/2013), if the amount borrowed is not less than EUR 100,000 or its equivalent in any other currency.

(c)

If, a party becomes a Lender such new Lender represents and warrants to each party to this Agreement on the date on which it becomes a party to this Agreement as a Lender that it is not considered to be a part of the public within the meaning of the Financial Supervision Act, which requirement can be considered satisfied, in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No 575/2013), if the amount borrowed is not less than EUR 100,000 or its equivalent in any other currency.

(d)

Each Lender acknowledges that (b) it is aware of the consequences of the representation and warranty made by it under this Section 13.1 and (c) each of the Agents and other Lenders and the Company has relied upon such representation and warranty.

Amendments and Waivers

. (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.2.  Except as provided in Section 2.15, other than with respect to any amendment, modification or waiver contemplated in clause (A) below which shall only require the consent of the Lenders set forth therein, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time (i) enter into with the relevant Credit Party or Credit Parties written amendments, supplements, modifications or waivers hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (ii) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, modification or waiver shall directly (A) forgive or reduce or waive any portion of any Loan or L/C Advance or extend or postpone the final scheduled maturity date of any Loan or any L/C Advance or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate”), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.2(a) (with respect to the ratable allocation of any payments only) and Section 13.11(a), or release all or substantially all of the

Guarantors under the Guaranty, except that only the written consent of the Required Lenders shall be required with respect to any amendment or modification of provisions concerning loan buy-backs and Defaulting Lenders in each case without the written consent of each Lender directly and adversely affected thereby, (B) amend, modify or waive any provision of this Section 13.2 or reduce the percentages specified in the definitions of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as not prohibited pursuant to Section 10.3 or Section 10.4), in any such case, without the written consent of each Lender; provided that a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment (C) amend, modify or waive any provision of Section 12 without the written consent of each Agent, (D) in addition to the Lenders required above, amend, modify or waive any provision hereof relating to a Letter of Credit Issuer or to any Letter of Credit without the written consent of each Letter of Credit Issuer, (E) amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of payments only), Section 13.11(a) or Section 13.20 without the written consent of each Lender, affect the rights, duties, privileges, liabilities or obligations of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or the other Credit Documents, without the written consent of the Administrative Agent or (F) change the provisions of any Credit Document in a manner that by its terms directly and adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly and adversely affected Class.

(b)

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding the foregoing, the Administrative Agent may, without notice or consent of the Required Lenders, amend or supplement this Agreement to cure any ambiguity, omission, defect, error or inconsistency in this Agreement.

(c)

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) pursuant to Section 2.15, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.
(d)

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(e)

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrowers and the Administrative Agent.

(f)

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.2) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility pursuant to Section 2.15 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of any such incremental facility); (ii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrowers) and (y) effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iii) guarantees and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its sole discretion, to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrowers) or to cause such guarantee or other document to be consistent with this Agreement and the other Credit Documents.

Notices

. Unless otherwise provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when sent (or, if delivered outside of recipient’s customary business hours, at the opening of business on the next Business Day) unless a notice of delivery failure is received within thirty (30) minutes of sending by the sender (it being understood and agreed that an “out of office” or similar message shall not constitute a notice of delivery failure); provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

No Waiver; Cumulative Remedies

. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Letter of Credit Issuer, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Survival of Representations and Warranties

. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit hereunder.

Payment of Expenses and Taxes

. (a) The Company and the Co-Borrower jointly and severally agree (i) to pay or reimburse the Administrative Agent, the Lenders and the Letter of Credit Issuers for all their reasonable and documented out-of-pocket costs and expenses incurred after the Closing Date in connection with any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection therewith including the reasonable and documented out-of-pocket fees, disbursements and other charges of the Administrative Agent’s counsel and (ii) to pay or reimburse each Lender, the Administrative Agent and the Letter of Credit Issuers for all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Lenders, the Administrative Agent and the Letter of Credit Issuers; provided that, in each case, the fees disbursements and charges of counsel shall be limited to one counsel and, if reasonably necessary, one local counsel in each appropriate material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) for all Indemnified Persons taken as a whole, and in the case of an actual or perceived conflict of interest, as reasonably determined by the affected Indemnified Person (based upon the advice of counsel to such Indemnified Person), where such affected Indemnified Person informs the Borrowers of such conflict, one additional counsel (and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) for each group of similarly affected Indemnified Persons taken as a whole.

(b)

the Company and the Co-Borrower jointly and severally agree to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent and their respective Related Parties (each an “Indemnified Person”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and expenses and other charges of counsel, with respect to the enforcement, performance and, solely in the case of the Administrative Agent, administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to any violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of any Borrower, any of its Subsidiaries (all the foregoing in this sub-clause (iv), collectively, the “indemnified liabilities”); provided that, in each case, the fees disbursements and charges of counsel shall be limited to one counsel and, if reasonably necessary, one local counsel in each appropriate material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) for all Indemnified Persons taken as a whole, and in the case of an actual or perceived conflict of interest, as reasonably determined by the affected Indemnified Person (based upon the advice of counsel to such Indemnified Party), where such affected Indemnified Person informs the Borrowers of such conflict, one additional counsel (and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) for each group of similarly affected Indemnified Persons taken as a whole; provided, further, that the Borrowers shall have no obligation hereunder to the Administrative Agent, any Lender or any Letter of Credit Issuer nor any of their respective Related Parties with respect to indemnified liabilities to the extent attributable to (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement or the other Credit Documents as determined in a final and non-appealable judgment by a court of competent jurisdiction or (C) any proceeding between and among Indemnified Persons and/or their transferees other than (i) in such Indemnified Persons’ capacity as an agent or arranger or similar role and (ii) any proceeding arising out of any act or omission of the Borrowers and their Affiliates.

(c)

all amounts payable under this Section 13.6 shall be paid within ten (10) Business Days of receipt by the Company or the Co-Borrower (as the case may be) of an invoice relating thereto setting forth such expense in reasonable detail. In the case of an investigation, litigation or proceeding to which the indemnity in clause (b) of this Section 13.6 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, the Co-Borrower, any Guarantors, any equityholders or creditors or an indemnified party or any other person or entity, whether or not an indemnified party is otherwise a party thereto. The agreements in this Section 13.6 shall survive resignation of the Administrative Agent, the replacement or resignation of any Lender or Letter of Credit Issuer, the termination of the Total Commitments and repayment of the Loans and all other amounts payable hereunder. This Section 13.6 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

(d)

Notwithstanding anything contained herein to the contrary, no Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Company’s and the Co-Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.6(b) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related

Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.
Successors and Assigns; Participations and Assignments

. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or without such consent shall be null and void); provided, that a merger, consolidation, amalgamation or other similar transaction not prohibited hereunder shall not constitute an assignment or other transfer and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.7. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.7) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in clause (b)(ii) of this Section 13.7, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Company shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable Law, the Company would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)

the Company (which consent shall not be unreasonably withheld or delayed); provided, that no consent of the Company shall be required (x) for an assignment to a Lender or an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1(a) or Section 11.1(b) or, with respect to the Company, Section 11.1(g) has occurred and is continuing) or (y) an Event of Default under Section 11.1(a) or Section 11.1(b) or, with respect to the Company, Section 11.1(g) has occurred and is continuing, any other assignee; and

(B)

the Administrative Agent and the Letter of Credit Issuers (in each case, which consent shall not be unreasonably withheld or delayed); provided, that (x) no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent and (y) no consent of any Letter of Credit Issuer shall be required for an assignment to assignee that is an Affiliate of the assigning Lender.

Notwithstanding the foregoing, no such assignment shall be made to a natural person, Disqualified Lender or Defaulting Lender. The Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time. Upon receipt of a list of Disqualified Lenders from the Company (or any updates thereto), the Administrative Agent shall promptly provide such list or updates, as applicable, to the Lenders (including by posting to a Platform).

(ii)	Assignments shall be subject to the following additional conditions:
(A)

except in the case of an assignment to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and whole increments of $1,000,000, in each case, of, unless each of the Company and the Administrative Agent otherwise consent (which consents shall not be unreasonably withheld or delayed), provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s right and obligations in respect of one class of Commitments or Loans;

(C)

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee; and provided, further, that only one such fee shall be payable in the event of simultaneous assignments to or from two (2) or more Approved Funds; and

(D)

the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 13.7(b), the term “Approved Fund” means any Person (other than a natural person) that is (or will at the time of the relevant assignment be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.

(iii)

Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.7.

(iv)

The Administrative Agent, acting for this purpose as an agent of the Borrowers shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v)

Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.7 and any written consent to such assignment required by clause (b) of this Section 13.7, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. Promptly following any change to the Register, the Administrative Agent shall deliver to the Company an updated version thereof.

(c)

(i) Any Lender may, without the consent of or notice to the Borrowers, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities (other than any natural person, Disqualified Lender or Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) at any time it is a requirement of Dutch law on the date participations are sold to a Participant and the amounts of the participations sold hereunder is an amount of less than EUR 100,000 or its equivalent in any other currency, such Participant is not considered to be a part of the public within the meaning of the Financial Supervision Act, which requirement can be considered satisfied, in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No 575/2013). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, further, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.2 that affects such Participant. Subject to clause (c)(ii) of this Section 13.7, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10, Section 2.11 and Section 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.7. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.7(a) as though it were a Lender.

(ii)

A Participant shall not be entitled to receive any greater payment under Section 2.10 or Section 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)

Any Lender may, without the consent of or notice to the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.7 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such

Borrower has made its initial borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit E, as the case may be, evidencing the Loans owing to such Lender; provided, further, that any such promissory note shall be governed by the laws of the State of New York and the Borrowers shall not be required to pay for any notarization of any such promissory note.

(e)

Subject to Section 13.19, each Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee (other than any Disqualified Lender) any and all information in such Lender’s possession concerning the Borrowers and their respective Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates pursuant to this Agreement or any other Credit Document or which has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their respective Affiliates prior to becoming a party to this Agreement.

Replacements of Lenders under Certain Circumstances

. (a) A Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10 or Section 5.4; (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken; (iii) becomes a Defaulting Lender; or (iv) fails to approve an Additional Alternative Currency requested pursuant to Section 2.14 and with respect to which the Required Lenders shall have approved such request, with (in any such case) a replacement bank or other financial institution; provided that (1) such replacement does not conflict with any Law, (2) no Event of Default shall have occurred and be continuing at the time of such replacement, (3) such Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans, L/C Advances and other amounts (other than any disputed amounts), pursuant to Sections 2.10, Section 2.11 or Section 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (4) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.7 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (6) no such replacement shall be deemed to be a waiver of any rights that such Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)

If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.2 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.7.
Resignation as Letter of Credit Issuer upon Assignment

. (a) Notwithstanding anything to the contrary contained herein, if at any time a Lender assigns all of its Commitment and Loans pursuant to Section 13.7, it may, upon three (3) Business Days’ notice to the Company and the Administrative Agent, resign as Letter of Credit Issuer. In the event of any such resignation as Letter of Credit Issuer, the Company shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder in accordance with Section 3.5; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the relevant Lender as Letter of Credit Issuer. If a Letter of Credit Issuer resigns, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit Outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Exposure with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unpaid Drawings pursuant to Section 3). Upon the appointment of a successor Letter of Credit Issuer such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer in accordance with Section 3.5.

(b)

Notwithstanding anything to the contrary contained in clause (a) of this Section 13.9, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 12.9.

Assignment to SPCs

. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) such SPC makes the representations and warranties applicable to Lenders set forth in Section 13.1, (ii) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the cost or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.10, Section 2.11 or Section 5.4, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guaranty or credit or liquidity enhancement to such SPC; provided, that the information disclosed shall be limited to the extent necessary to satisfy the requirements of any such rating agency, commercial paper dealer, provider of any surety or Guaranty or credit or liquidity enhancement and shall not include (without the prior written consent of the Company) non-public projections, forecasts or any other forward looking information provided by, or relating to, the Company.

Adjustments; Set-off

. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(g), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, as shall be necessary to cause such benefited Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)

After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Counterparts

. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. “.pdf” via email)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

Severability

. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Integration

. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

GOVERNING LAW

. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Submission to Jurisdiction; Waivers

. Each party hereto hereby irrevocably and unconditionally:

(a)

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)

in the case of each Credit Party party hereto (other than the Co-Borrower), such Credit Party appoints the Co-Borrower (the “Process Agent”) as its agent to receive on behalf of such Credit Party and its property service of copies of the summons and complaint and any other process which may be served by the Administrative Agent or any Lender or Letter of Credit Issuer in any such action or proceeding in any aforementioned court in respect of any action or proceeding arising out of or relating to this Agreement. Such service may be made by delivering a copy of such process to such Credit Party by courier and by certified mail (return receipt requested), fees and postage prepaid, both (i) in care of the Process Agent at the Process Agent’s address and (ii) at the relevant Credit Party’s address specified pursuant to Section 13.3, and each Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.3 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.3;

(d)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.16 any special, exemplary, punitive or consequential damages.

Acknowledgments

. Each Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)

no Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between such Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)	no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders; and
(d)	each Agent and Lender may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.
WAIVERS OF JURY TRIAL

. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ON BEHALF OF ITSELF AND ITS AFFILIATES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS

AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Confidentiality

. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of a Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or by any regulatory or quasi-regulatory authority (including any self-regulatory organization) or representative thereof or pursuant to legal process, or (b) to such Lender’s or the Administrative Agent’s directors, officers, employees, agents, attorneys, professional advisors or independent auditors or Affiliates, (c) to any other party to this Agreement, (d) to any pledgee referred to in Section 13.7(d); provided that the information disclosed shall be limited to the extent necessary to satisfy the requirements of such Lender and shall not include (without the prior written consent of the Company) non-public projections, forecasts or other forward looking information provided by, or relating to, the Company, (e) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 13.19 (e) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Credit Documents, (f) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (g) to prospective Transferees or Participants (other than any Disqualified Lender) so long as such Person is advised of and agrees to be bound by provisions at least as restrictive as those of this Section 13.19 and (h) otherwise with prior written consent of the Company; provided, further, that unless specifically prohibited by applicable Law or court order or similar process, each Lender and the Administrative Agent shall notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender, Letter of Credit Issuer or the Administrative Agent be obligated or required to return any materials furnished by a Borrower or any Subsidiary of a Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by provisions at least as restrictive as those of this Section 13.19.

Payments Set Aside Communications

. To the extent that any payment by or on behalf of the Company or the Co-Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable overnight rate from time to time in effect.

Direct Website Communications

. (a)(i) A Borrower may, at its option but subject to the limitations set forth in Section 9.1 and Section 9.2, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion or extension of an existing, Borrowing or other Credit Event (including any election of an Interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Credit Event (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the contact provided in Schedule 13.3 attached hereto. Nothing in this Section 13.21 shall prejudice the right of the Borrowers, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii)

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 13.3 (as may be updated by written notice to the Company and the Lenders) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)

Each Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the materials and/or information provided by each Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) (so long as the access to such Platform is limited (x) to the Agents and the Lenders and (y) remains subject to the confidentiality requirements set forth in Section 13.19), (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to Holdings, the Borrowers or their respective securities) (each, a “Public Lender”).

(c)

Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” including by marking the word “PUBLIC” prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” The Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.10), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”; provided that, the Borrower shall have no obligation to mark any such materials “PUBLIC.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly (after being given a reasonable time for review prior to their intended distributions) that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of this Agreement and (3) all Information delivered pursuant to Section 8.10.

(d)

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)

The Platform is provided “as is” and “as available”. The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to any Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence, bad faith or willful misconduct.

USA Patriot Act

. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Acknowledgement and Consent to Bail-In of EEA Financial Institutions

. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Certain ERISA Matters

.

(a)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)

such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(c)	For purposes of this Section 13.24, the following terms shall have the following meanings:
(i)

“Benefit Plan” means any of (A) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the Code or (C) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
(iii)	“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
13.25	No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and any Agent, any Letter of Credit Issuer or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether any Agent, any Letter of Credit Issuer, or any Lender has advised or is advising the Borrowers or any of their Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Letter of Credit Issuers, and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents, the Letter of Credit Issuers and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b) (i) the Agents, the Letter of Credit Issuers and the

Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Letter of Credit Issuers, and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agents, the Letter of Credit Issuers, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agents, the Letter of Credit Issuers, and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by Law, the Borrowers hereby waive and release any claims that it may have against the Agents, the Letter of Credit Issuers, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS

NXP B.V.

By: /s/ Luc de Dobbeleer
Name: Luc de Dobbeleer
Title:   Authorized Signatory

[Signature Page to Revolving Credit Agreement]

NXP FUNDING LLC

By: /s/ Luc de Dobbeleer
Name: Luc de Dobbeleer
Title:   President

[Signature Page to Revolving Credit Agreement]

ADMINISTRATIVE AGENT

BARCLAYS BANK PLC, as Administrative Agent, Lender and Letter of Credit Issuer

By: /s/ Martin Corrigan
Name: Martin Corrigan
Title:   Vice President

[Signature Page to Revolving Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS

BRANCH, as Lender and Letter of Credit Issuer

By: /s/ William O’Daly
Name: William O’Daly
Title:   Authorized Signatory

By: /s/ Brady Bingham
Name: Brady Bingham
Title:   Authorized Signatory

[Signature Page to Revolving Credit Agreement]

Bank of America Merrill Lynch International DAC,

as Lender and Letter of Credit Issuer

By: /s/ Christoph Dreher
Name: Christoph Dreher
Title:   Vice President

[Signature Page to Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender and Letter of Credit Issuer

By: /s/ Ming K Chu
Name: Ming K Chu
Title:   Director

By: /s/ Annie Chung
Name: Annie Chung
Title:   Director

[Signature Page to Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender and Letter of Credit Issuer

By: /s/ Michael King
Name: Michael King
Title:   Vice President

[Signature Page to Revolving Credit Agreement]

MUFG Bank Ltd London Branch,

As Lender and Letter of Credit Issuer

By: /s/ Sebastien Rozes
Name: Sebastien Rozes
Title:   Head of Corporate Banking EMEA

[Signature Page to Revolving Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender and Letter of Credit Issuer

By: /s/ Ryan Durkin
Name: Ryan Durkin
Title:   Authorized Signatory

[Signature Page to Revolving Credit Agreement]

CITIBANK N.A., LONDON BRANCH

as Lender and Letter of Credit Issuer

By: /s/ Andrew Mason
Name: Andrew Mason
Title:   Director

[Signature Page to Revolving Credit Agreement]

SMBC Bank EU AG,

as Lender

By: /s/ Ryuichi Nichizawa
Name: Ryuichi Nichizawa
Title:   Chief Executive Officer

By: /s/ Niklas Dieterich
Name: Dr. Niklas Dieterich
Title:   Vorstand/CFO/COO

[Signature Page to Revolving Credit Agreement]

DBS Bank Ltd,

as Lender and Letter of Credit Issuer

By: /s/ Yong Khee Jin
Name: Yong Khee Jin
Title:   Senior Vice President

[Signature Page to Revolving Credit Agreement]

Cooperative Rabobank U.A.,

as Lender

By: /s/ E.V. Nater
Name: E.V. Nater
Title:   Executive Director  Proxy AB

By: /s/ M. Nijman
Name: M. Nijman
Title:   Director Proxy B

[Signature Page to Revolving Credit Agreement]